Exhibit 10.10

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Private and Confidential

TIME CHARTER

OF

CLEAN ENERGY

Between

Pegasus Shipholding S.A.

And

Methane Services Ltd.

18-May-2011

Private and Confidential

TABLE OF CONTENTS

1.	Description and Condition of Vessel	4
2.	Shipboard Personnel and their Duties	6
3.	Duty to Maintain	7
4.	Trading Limits and Safe Places	8
5.	Bunkers and LNG Heel at Delivery and Redelivery	9
6.	Grade of Bunkers	10
7.	Period, Delivery, Redelivery, Laydays and Cancelling	10
8.	Owners to Provide	11
9.	Charterers to Provide	12
10.	Rate of Hire / Ballast Bonus Payment	12
11.	Payment of Hire	13
12.	Space Available to Charterers	13
13.	Instructions and Logs	14
14.	Bills of Lading	14
15.	Conduct of Vessel’s Personnel	16
16.	LNG Retention/Supply for Operational Purposes	16
17.	Pilots and Tugs	17
18.	Super-Numeraries	17
19.	Sub-letting/Assignment/Novation	17
20.	Final Voyage	18
21.	Loss of Vessel	18
22.	Off-hire	18
23.	Ship to Ship Transfers and FPSO/FSRU Cargo Operations	21
24.	Periodical Dry-docking	22
25.	Secondary Barrier Tightness Tests for GTT Containment Systems	23
26.	Ship Inspection	24
27.	Key Vessel Performance Criteria	24
28.	Salvage	26
29.	Lien	26
30.	Exceptions	26
31.	Injurious Cargoes	27
32.	Disbursements	27
33.	Laying-up	27
34.	Requisition	27
35.	Outbreak of War	27
36.	Additional War Expenses	27
37.	War Risks	28
38.	Both to Blame Collision Clause	29
39.	New Jason Clause	29
40.	Clause Paramount	30
41.	Insurance/ITOPF	30
42.	Export Restrictions	31
43.	Business Principles	31
44.	Drugs and Alcohol	31
45.	Pollution and Emergency Response	32
46.	ISPS Code/USMTSA 2002	33
47.	Law and Litigation	34

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48.	Confidentiality	34
49.	Construction	34
50.	Notices	34
51.	Invoices	36
52.	Ship Contact details	36
53.	Definitions	36
54.	Claim Validity Period	37
55.	Eligibility & Compliance	38
56.	Vapour Pressure	39
57.	Cargo Transfer Inspection and System Calibration	39
58.	Vessel Performance Data	40
59.	Third Party Vetting Information	40
60.	Taxes	40
61.	U.S. Compliance	40
62.	Owners’ Defaults	41
63.	Charterers’ Defaults	42
64.	Quiet Enjoyment	43
65.	Rights of Third Parties	43
66.	Health, Safety, Security & Environmental Reporting and Requirements	43
67.	Brokers Commission	44
APPENDIX A – List Of Primary Terminals		45
APPENDIX B – Safety and Environmental Monthly Reporting Template		46
APPENDIX C – Detailed Performance Criteria		47
1.	Speed Warranties	47
2.	Timeliness	48
3.	Guaranteed Daily Fuel Consumption	49
4.	Definitions for Fuel Consumption	49
5.	Basis of Calculation for Fuel Consumption	50
6.	Actual Fuel Consumption on a Voyage	51
7.	Guaranteed Maximum Boil-Off	51
8.	Boil-Off Calculations	51
9.	Spray Cooling, Forced Vaporisation and use of Boil-Off	52
10.	Provisions for Gauging	52
11.	Underwater Cleaning / Waiting at Anchorage	53
12.	Interpretation	54
13.	Weather Limits for Performance Warranties	54
APPENDIX D – Gas Form C		55
APPENDIX E – Crew Experience Matrix		66

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IT IS THIS DAY AGREED between Pegasus Shipholding S.A. , a company incorporated under the laws of Marshall Islands and having its registered office at Ajeltake Road, Ajeltake Island, Maujuro, Marshall Islands, 96960 (hereinafter referred to as “Owners”), being owners of the good steam Liquefied Natural Gas Carrier called CLEAN ENERGY (IMO #: 9323687) (hereinafter referred to as “the Vessel”) described as per Clause 1 hereof and Methane Services Limited, a company incorporated under the laws of England and Wales and having its registered office at 100 Thames Valley Park Drive, Reading, Berkshire RG6 1PT, United Kingdom (hereinafter referred to as “Charterers”):

1.	Description and Condition of Vessel

At the date of delivery of the Vessel under this charter and throughout the charter period:

(a)	she shall be classed by a classification society, which is a member of the International Association of Classification Societies;

(b)	if she is fifteen years old or over she shall obtain and maintain a LNG Condition Assessment Programme (“CAP”) of not less than two (2);

(c)	she shall be in every way fit to load, carry, discharge and measure Liquefied Natural Gas (“LNG”);

(d)	she shall be tight, staunch, strong, in good order and condition, and in every way fit for the service, with her machinery, boilers, hull and other equipment (including but not limited to hull stress calculator, radar, computers and computer systems) in a good and efficient state;

(e)	her tanks, valves and pipelines shall be liquid and gas tight; she shall have a working inert gas system and nitrogen generator with officers and crew experienced in the operation of both;

(f)	she shall be in every way fitted for burning fuels, in accordance with the grades specified in Clause 6 hereof:

(i)	at sea, heavy fuel oil in any proportion with LNG Boil-Off for main propulsion and heavy fuel oil, marine diesel oil and marine gas oil for auxiliaries;

(ii)	in port, heavy fuel oil or 100% LNG boil off (whilst being alongside excluding manoeuvring) in her boilers and marine gas oil for auxiliaries;

(g)	she shall have all her instrumentation calibrated and certified in accordance with the requirements of the Vessel’s classification society;

(h)	she shall have her cargo measuring equipment calibrated by a recognised calibration company as referenced in Clause 58 hereof and certified in accordance with the requirements of the Vessel’s classification society;

(i)	she shall have her inter-barrier and insulation spaces prepared as per international regulations and her containment system design conditions;

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(j)	she shall comply with the regulations in force so as to enable her, if her size permits, to pass through the Suez Canal and Panama Canal by day and night without delay;

(k)	she shall have on board all certificates, documents and equipment required from time to time by any applicable law to enable her to perform the charter service without delay. For the avoidance of doubt this will include, but will not be limited to, the Vessel’s Certificate of Financial Responsibility;

(l)	she shall comply with the description in the LNG Form C appended hereto as Appendix D, provided however that if there is any conflict between the provisions of this Form C and any other provision, including this Clause 1, of this charter such other provisions shall govern;

(m)	her ownership structure, flag, registry, classification society and management company shall not be changed without Charterers consent, not to be unreasonably withheld or delayed;

(n)	Owners shall complete the daily Shipnet template (Charterers voyage management system) onboard the Vessel.

(o)	Owners shall operate:

(i)	a Safety Management System (“SMS”) that shall comply as a minimum with the following regulations and/or industry standards, plus any additions, modifications or subsequent versions thereof: International Safety Management Code (“ISM Code”) for the Safe Operation of Ships and for Pollution Prevention, International Ship and Port Security Code (“ISPS”), International Convention for the Prevention Of Pollution from Ships (“MARPOL”), International Convention for Safety of Life at Sea, 1974 (“SOLAS”), International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1995 (“STCW”), best practice recommendations from the Tanker Management Self Assessment (“TMSA”), the International Safety Guide for Oil Tankers and Terminals (“ISGOTT”), Society of International Gas Tanker and Terminal Operators (“SIGTTO”) and the Code Of Safe Working Practices (“COSWOP”);

(ii)	a documented safe working procedures system within the SMS to address the Health Safety Security and Environment (“HSSE”) risks specific to the scope of work set out in this charter party and the management of controls to eliminate, reduce or mitigate these risks as low as reasonably practicable. Owners operations shall be certified, as a minimum to ISO:9001:2000;

(iii)	a documented environmental management system to protect environmental resources by applying best available techniques to ISO 14001 Standards, to minimise or, where possible, eliminate any direct or indirect impact from operations.

(iv)	a documented accident/incident reporting system compliant with flag state requirements.

(p)	Owners shall arrange at their expense for a Ship Inspection Report (SIRE) inspection to be carried out at intervals of six months plus or minus thirty days. Upon delivery, Vessel shall have a valid operational SIRE report, or Owner shall be responsible for obtaining one prior to the first loading under this charter.

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2.	Shipboard Personnel and their Duties

(a)	At the date of delivery of the Vessel under this charter and throughout the charter period:

(i)	she shall have a full and efficient complement of master, officers and crew for a Vessel of her tonnage, who shall in any event be not less than the number required by the laws of the flag state and who shall be trained to operate the Vessel and her equipment competently and safely;

(ii)	all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the flag state;

(iii)	all shipboard personnel shall be trained in accordance with the relevant provisions of STCW or any additions, modifications or subsequent versions thereof. Shipboard personnel shall be trained to the SIGTTO “LNG Shipping Suggested Competency Standards 2005” or subsequent versions thereof and, preferably, certified to the SIGTTO “LNG Shipping Suggested Competency Standards 2005” or subsequent versions thereof;

(iv)	there shall be on board sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and to enable communications between the Vessel and those loading the Vessel or accepting discharge there from to be carried out quickly and efficiently;

(v)	the terms of employment of the Vessel’s staff and crew shall always remain acceptable to the International Transport Worker’s Federation and the Vessel will at all times be entered in the Pan Hellenic Seafarers Union and carry onboard a Blue Card or equivalent allowing the Vessel to call at all LNG Terminals listed in Appendix A where such Blue card or equivalent may be required;

(vi)	the nationality of the Vessel’s officers given in the LNG Form C referred to in Clause 1(k) shall not change without Charterers’ prior agreement which shall not be unreasonably withheld.

(vii)	Vessel shall always operate with safe manning levels. The Vessel shall maintain a STCW record of deviation hours for all officers aboard the Vessel and provide this record to the Charterers upon request. If Charterers express concern with the STCW deviation hours, Charterers and Owners shall discuss and agree to a mitigation plan that shall ensure the Vessel can comply with the requisite STCW rest hours.

(viii)	Charterers shall have the right to review the qualifications of the Master, Chief Officer, Chief Engineer, Second Engineer and the Gas Engineer. Charterers shall also have the right to interview these officers, at Charterers’ cost.

(ix)	Crew Experience levels shall fall within the requirements shown in Appendix E.

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(b)	Owners guarantee that throughout the charter service the master shall with the Vessel’s officers and crew, unless otherwise ordered by Charterers:

(i)	prosecute all voyages with the utmost despatch;

(ii)	render all customary assistance; and

(iii)	load and discharge cargo as rapidly as possible when required by Charterers or their agents to do so, by night or by day, but always in accordance with the laws of the place of loading or discharging (as the case may be) and in each case in accordance with any applicable laws of the flag state.

(c)	Owners shall at all times have responsibility for the proper stowage of the cargo and shall keep a strict account of all cargo loaded, Boil-Off, and cargo discharged.

3.	Duty to Maintain

(a)	Throughout the charter service Owners shall, whenever the passage of time, wear and tear or any event (whether or not coming within Clause 31 hereof) requires steps to be taken to maintain or restore the conditions stipulated in Clauses 1 and 2(a), exercise due diligence so to maintain or restore the Vessel.

(b)	If at any time whilst the Vessel is on hire under this charter the Vessel fails to comply with the requirements of Clauses 1, 2(a) or 12 then hire shall be reduced to the extent necessary to indemnify Charterers for such failure. If and to the extent that such failure affects the time taken by the Vessel to perform any services under this charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time so lost.

Any reduction of hire under this sub-Clause (b) shall be without prejudice to any other remedy available to Charterers, but where such reduction of hire is in respect of time lost; such time shall be excluded from any calculation under Clause 28 and Appendix C.

(c)	If Owners are in breach of their obligations under Clause 3(a), Charterers may so notify Owners in writing and if, after the expiry of 30 days following the receipt by Owners of any such notice, Owners have failed to demonstrate to Charterers reasonable satisfaction the exercise of due diligence as required in Clause 3(a), the Vessel shall be off-hire, and no further hire payments shall be due, until Owners have so demonstrated that they are exercising such due diligence.

(d)	Owners shall advise Charterers immediately, in writing, should the Vessel fail an inspection by, but not limited to, a governmental and/or port state authority, and/or terminal and/or major charterer of similar tonnage. Owners shall simultaneously advise Charterers of their proposed course of action to remedy the defects, which have caused the failure of such inspection.

(e)	If, in Charterers reasonably held view:

(i)	failure of an inspection, or,

(ii)	any finding of an inspection,

referred to in Clause 3 (d), prevents normal commercial operations then Charterers shall have the option to place the Vessel off-hire from the date and time that the Vessel fails such inspection, or becomes commercially inoperable, and the vessel shall remain off-hire until the date and time that the Vessel passes a re-inspection by the same organisation, or becomes commercially operable, which shall be in a geographical position no less favourable to Charterers than at which she went off-hire.

(f)	Furthermore, at any time while the Vessel is off-hire under this Clause 3 (with the exception of Clause 3(e)(ii)), Charterers have the option to terminate this charter by giving notice in writing with effect from the date on which such notice of termination is received by Owners or from any later date stated in such notice. This sub-Clause (f) is without prejudice to any rights of Charterers or obligations of Owners under this charter or otherwise (including without limitation Charterers’ rights under Clause 23 and 63 hereof).

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4.	Trading Limits and Safe Places

(a)	The Vessel shall be chartered for the purpose of carrying LNG, in any part of the world, as Charterers shall direct, subject to the limits of the current British Institute Warranties and any subsequent amendments thereof. Notwithstanding the foregoing, but subject to the provisions of the charter concerning areas of war risk, Charterers may order the Vessel beyond such limits provided that Owners consent thereto and that Charterers pay for any additional insurance premium required by the Vessel’s underwriters as a consequence of such order.

(b)	The Vessel shall not be obliged to call ports, terminals or places or trade in waters which exposes the Vessel to dangerous levels of Radioactivity to be harmful to human health or the Vessel determined by the International Atomic Energy Authority and the World Health organisation however the decision to always be in the sole discretion of the Vessel’s Master.

(c)	Charterers shall use due diligence to ensure that the Vessel is only employed between and at safe places (which expression when used in this charter shall include ports, berths, wharves, docks, anchorages, submarine lines, alongside vessels or lighters, bunker barges and other locations including locations at sea) where she can safely lie always afloat. Notwithstanding anything contained in this or any other clause of this charter, Charterers do not warrant the safety of any place to which they order the Vessel and shall be under no liability in respect thereof except for loss or damage caused by their failure to exercise due diligence as aforesaid. Subject as above, the Vessel shall be loaded and discharged at any places as Charterers may direct.

(d)	Owners warrant that the Vessel is compatible with the Primary Terminals listed in Appendix A for berthing, unberthing, loading and discharging LNG cargo without modification to the Vessel. In the event that such modification to the Vessel becomes necessary as a result of changes in international regulations or standards and/or are required by the Vessel’s classification society or flag state and in the case Charterers need compatibility with such specific LNG Terminal, the cost of such modification shall be for Owners’ account, and the Vessel shall be off-hire for the time required to effect such modifications unless this can be achieved without affecting the performance of the Vessel under this charter. [For the avoidance of doubt such above stated compatibility shall not mean light terminal specific equipment requirements such as additional, and/or long mooring tails, etc. Such additional equipment shall be for Charterers account].

Owners shall provide Optimoor static mooring analysis free of charge to Charterers. In the case an Optimoor dynamic mooring analysis is required as part of a compatibility study such shall be for Charterers account.

(e)	If Charterers direct the Vessel to any LNG loading or receiving facilities other than the Primary Terminals listed in Appendix A, Charterers shall give notice to Owners sufficiently in advance thereof so as to enable Owners to comply with environmental, fire prevention, health, safety and other similar regulations applicable at such other place including any alteration in ship design. The reasonable cost and the necessary time taken to comply with such regulations, necessary, solely, to allow the Vessel to load or discharge at such other place, shall be discussed between the parties.

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5.	Bunkers and LNG Heel at Delivery and Redelivery

(a)	Upon delivery, Charterers shall purchase all liquid fuels on board at the Fuel Price. Original supplier invoices, or copy thereof, must be provided by Owner to Charterer.

(b)	Upon Redelivery, Owners shall purchase all liquid fuels on board at the Fuel Price. Original supplier invoices, or copy thereof, must be provided by Charterer to Owner. The Master shall provide an On-Hire and Off-Hire Certificate containing the ROB numbers for all liquid fuels upon both Delivery and Redelivery of the Vessel. Owner or Charterer may choose to use an independent surveyor to verify ROB quantities at their own cost. In any dispute, the surveyor numbers shall prevail.

(c)	The vessel shall be delivered gas free, requiring gas up and cool-down.

(d)	The vessel shall be redelivered from the Firm Period in a gas free condition. The Vessel shall be redelivered from the first option period under natural gas vapours or with LNG heel. Owners shall have the option to retain up to 3500 m³of LNG Heel at last discharge of the First Option Period. Such option to be exercised prior to loading of last cargo and to be priced at the ex ship LNG Price in USD per mmBtu. In the case Owners do not wish to retain any LNG Heel, the Vessel shall be instructed to heel out. Any LNG Heel retained onboard after completion of discharge as a result of unpumpable quantities or the Terminal’s instructions to complete discharge shall be kept by Owners free of costs. In the event the last discharge port rules forbid Charterers to heel out, any LNG Heel remaining onboard the Vessel will be purchased by the Owner at one half (1/2) the Fuel Oil Equivalency price or one half (1/2) the Charterers ex-ship LNG price, whichever is lower. Such LNG Heel shall not to exceed 1000 m³.

(e)	The Vessel shall be delivered to Charterers with about 2000 MT of bunkers onboard. Throughout the charter (and upon delivery and redelivery) the Vessel shall operate with at least a quantity of bunkers or Fuel Oil Equivalent, as defined in Clause 54, and a quantity of diesel oil and nitrogen (if nitrogen is applicable) on board sufficient to prosecute safely each voyage or reach the nearest safe bunker port. The above amount shall be in addition to a safety reserve of fuel oil, which would enable the Vessel to steam at the Service speed defined in this charter party for a total of five days.

(f)	Notwithstanding anything contained in this charter all bunkers and LNG Heel on board the Vessel shall, throughout the duration of this charter, remain the property of Charterers or their nominee and can only be purchased on the terms specified in the charter at the end of the charter period or, if earlier, at the termination of the charter.

(g)	The Master shall provide on On-Hire and Off-Hire Certificate containing the ROB numbers for LNG, HFO, gas oil and diesel upon both Delivery and Redelivery of the Vessel.

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(h)	Owners or Charterers may choose to use an independent surveyor to verify ROB quantities and qualities at their own cost, however, in any dispute, the surveyor numbers shall prevail.

(i)	As soon as practically possible after receiving notice of Redelivery from Charterers, Owner shall notify Charterer with Owner’s required bunker quantity to be onboard at Redelivery which shall be agreed by Charterer, such agreement shall not be unreasonably withheld.

6.	Grade of Bunkers

(a)	The bunker fuel oil grade shall have a maximum viscosity of 380 Centistoke at 50 degrees Centigrade for propulsion (RMH 380, ISO 8217:2005 and marine gas oil. Both Owners and Charterers can request the other party to provide bunker survey data to verify the quality of the bunkers on board. This request can be made at any time during the Charter Period or the Claim Validity Period. For the sake of good order, HFO sulphur content always to be in compliance of all applicable rules and regulations of the Vessels trading limits and vessels EP notation. If Owners require the Vessel to be supplied with more expensive bunkers they shall be liable for the extra cost thereof.

(b)	Should Charterers trade the Vessel into a Sulphur Emissions Control Area (“ECA”) as defined in Annex VI of MARPOL, then the Charterers shall supply low sulphur fuel oil of a quality which will satisfy the ECA requirements, sufficient for the Vessel’s need while in the restricted area, and the Owners shall provide segregated storage for this fuel oil. If for any reason the segregated storage becomes unavailable or not able to be used, then Owners shall reimburse Charterers for the additional cost of purchasing low sulphur FO which is consumed outside of an ECA.

(c)	From 1 January 2015 or at such later date the relevant ECA regulations are in effect Owners shall not rely on 100% gas burning for compliance with ECA regulations whilst maneuvering in or transiting through restricted waters.

(d)	Owners and Charterers can request the other party to provide bunker survey data to verify the quality of the bunkers on board. This request can be made at any time during the charter period or the Claim Validity Period at the cost of the requestor.

7.	Period, Delivery, Redelivery, Laydays and Cancelling

(a)	Owners agree to let and Charterers agree to hire the Vessel commencing from the time and date of delivery as provided in Clause 7(b) until time and date of redelivery as provided in Clause 7(d).

(b)	The Vessel shall be delivered to Charterers, post dry-dock, between 2359 hrs local time 31-March-2012 and plus or minus up to fifteen (15) days at Owners option, such period to be known as the Delivery Window. In the case the Vessel is delayed in dry-dock Charterers and Owners shall agree on a new date of delivery which shall not exceed 30 days beyond the Delivery Window. If the Vessel is not delivered with the above described timing, Charterers shall have the right to cancel this charter.

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(c)	Owners shall deliver the Vessel to Charterers dropping last out bound pilot boarding station from dry-dock. Owners will work with current Charterers to attempt to have the dry dock occur in the Atlantic Basin as per Charterers preference. However it is it is acknowledged by the Parties that the place of dry dock will be a result of current Charterers trading and Owners shall be under no obligation to dry dock the vessel in the Atlantic Basin. Owners shall provide 30, 15, 7, 5, 4, 3, 2, 1 days notice of delivery.

(d)	Charterers shall be solely responsible for the cost incurred in time and LNG for both gassing up and cooling down of LNG tanks.

(e)	The Vessel shall be chartered for a period of five (5) years plus or minus up to ten (10) days at Charterers option commencing on delivery of the Vessel and in accordance with the delivery provisions described above. This period to be known as the Firm Period. It is acknowledged by the Parties that such period shall be equal to the five year scheduled period between the scheduled dry-docking of the Vessel.

(f)	Owners shall grant Charterers the sole right to extend this charter by an additional three (3) years plus or minus up to ninety (90) days at Charterers’ option. Such period shall be known as the “First Option Period”. If Charterers exercise the First Option Period, the Firm Period shall end upon arrival at first inbound pilot boarding station, Singapore. The First Option Period shall commence at dropping last outbound pilot boarding station Singapore, post second five year dry-dock cycle. Charterers shall declare such Option Period no later than twelve (12) months before the termination of this charter. On the declaration date Owners and Charterers shall discuss in good faith potential preferences for alternative dry-dock locations. The ‘plus / minus’ options must be declared no later then one hundred and eighty (180) days before the notional expiration of the term and will apply only to the last term in question.

(g)	Charterers shall redeliver the Vessel to Owners Dropping First inbound Pilot boarding station, Singapore. Charterers shall provide 30, 25, 15, 7, 5, 4, 3, 2, 1 days notice of redelivery. When Charterers do not exercise Option Period, gas freeing of cargo tanks shall occur during Charterers ballast voyage to dry-dock with costs of fuel for pre dry-dock gas freeing for Owners account.

(h)	Any time during which the Vessel is off-hire under this charter may be added to the charter period in Charterers’ option up to the total amount of time spent off-hire. In such cases the rate of hire will be that prevailing at the time the Vessel would, but for the provisions of this Clause, have been redelivered. Charterers shall exercise this option no later than ninety (90) days before the earliest date on which the charter would otherwise terminate. Any periods of off-hire occurring after the time and date on which Charterers have declared their option may be added to the charter period as long as Charterers have declared that they will be so added within five (5) days of the end of the relevant period of off-hire.

8.	Owners to Provide

Owners undertake to provide and to pay for all provisions, wages (including but not limited to all overtime payments), and shipping and discharging fees and all other expenses of the master, officers and crew; also, except as provided in Clauses 4 and 37 hereof, for all insurance on the Vessel (except

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additional insurances such as additional war risk insurance and additional insurance required for vessel entering a terminal that has a Conditions of Use agreement or similar not acceptable to Owners P&I Club) , for all deck, cabin and engine-room stores lubricating oil, and for water; for all dry-docking, overhaul, maintenance and repairs to the Vessel; and for all fumigation expenses and de-rat certificates. Owners obligations under this Clause 8 extend to all liabilities for customs or import duties arising at any time during the performance of this charter in relation to the personal effects of the master, officers and crew, and in relation to the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of any such liability. Any amounts allowable in general average for wages and provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a period when the Vessel is on-hire.

9.	Charterers to Provide

(a)	Charterers shall provide and pay for all fuel (which includes fuel consumed for the production of nitrogen and all Boil-Off gas, which in accordance with Charterers instructions is to be used as fuel) which must be supplied from a bunker supplier who applies the standards required by a first class operator, towage and pilotage and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal dues and all charges other than those payable by Owners in accordance with Clause 8 hereof, provided that all charges for the said items shall be for Owners’ account when such items are consumed, employed or incurred for Owners’ purposes or while the Vessel is off-hire (unless such items reasonably relate to any service given or distance made good and taken into account under Clause 23); and provided further that any fuel used in connection with a general average sacrifice or expenditure shall be paid for by Owners.

(b)	In respect of bunkers consumed for Owners purposes these will be charged on each occasion by Charterers at the Fuel Price.

(c)	If the trading limits of this charter include ports in the United States of America and/or its protectorates then Charterers shall reimburse Owners for port specific charges relating to additional premiums charged by providers of oil pollution cover, when incurred by the Vessel calling at ports in the United States of America and/or its protectorates in accordance with Charterers orders.

10.	Rate of Hire / Ballast Bonus Payment

Subject as herein provided, for the Firm Period Charterers shall pay for the use and hire of the Vessel to the Owners at the rate of United States Dollars ***** (USD *****) per day, and pro rata for any part of a day, from the time and date of her delivery (local time) to Charterers until the time and date of redelivery (local time) to Owners or until the commencement of the Option Period if such is exercised.

Notwithstanding anything stated herein, in the event Charterers exercise the Option Period, Charterers shall pay for the use and hire of the Vessel at the rate of United States Dollars *****(USD *****) per day and pro rata for any part of a day thereof for the First Option Period commencing at dropping last outbound pilot boarding station Singapore, post second five year dry-dock cycle until the date and time of redelivery (local time) to Owners.

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11.	Payment of Hire

Subject to Clause 3 (c) and 3 (e), payment of hire, and all other costs, free from general average shall be paid monthly in advance made in immediately available funds per calendar month, prorated for partial months/days to:

******

REF: *****

in United States Dollars per calendar month in advance, less:

(a)	any hire paid which Charterers reasonably estimate to relate to off-hire periods, and;

(b)	any amounts disbursed on Owners behalf, any advances and commission thereon, and charges which are for Owners account pursuant to any provision hereof, and;

(c)	any amounts due or reasonably estimated to become due to Charterers under Clause 3 (b), 16 or 28 and Appendix C hereof,

any such adjustments to be made at the due date for the next monthly payment after the facts have been ascertained. Charterers shall not be responsible for any delay or error by Owners bank in crediting Owners account provided that Charterers have made proper and timely payment.

In default of such proper and timely payment:

(i)	Owners shall notify Charterers of such default and Charterers shall within ***** days of receipt of such notice pay to Owners the amount due, including interest, failing which Owners may withdraw the Vessel from the service of Charterers without prejudice to any other rights Owners may have under this charter or otherwise. The period of ***** days shall be extended to ***** days if the Charterers are prohibited from making payment of hire to the Owners by the Office of Foreign Asset Control in the United States of America (“OFAC”) during which period the Owners and Charterers shall, in good faith, meet to discuss and mutually explore all reasonable solutions to comply with OFAC; and

(ii)	interest on any amount due but not paid on the due date shall accrue from the day after that date up to and including the day when payment is made, at a rate per annum which shall be ***** above the U.S. Prime Interest Rate as published by the Chase Manhattan Bank in New York at 12.00 New York time on the due date, or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which such a rate was so published, computed on the basis of a 360 day year of twelve 30-day months, compounded semi-annually.

12.	Space Available to Charterers

The whole reach, burthen and decks on the Vessel and any passenger accommodation (including Owners’ suite) shall be at Charterers disposal, reserving only proper and sufficient space for the Vessel’s master, officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall not, unless specially agreed, exceed 150 tonnes at any time during the charter period.

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13.	Instructions and Logs

Charterers shall from time to time give the master all requisite instructions and sailing directions, and the master shall keep a full and correct log of the voyage or voyages, which Charterers or their agents may inspect as required. The master shall when required furnish Charterers or their agents with a true copy of such log and with properly completed loading and discharging port sheets and voyage reports for each voyage and other returns as Charterers may require. Charterers shall be entitled to take copies at Owners expense of any such documents, which are not provided by the master.

A controlled copy of Charterers’ instructions will be placed on board the Vessel. The instructions in this document shall be followed by the crew. If the Vessel or crew cannot comply with such instructions, immediate notification is required in accordance with Clause 51. In the event of any conflict between the instructions and this Charterparty, the Charterparty shall prevail.

Owners shall be responsible for any time, cost, delay or loss associated with Vessel’s failure to comply with Charterers’ voyage instructions, including loading any cargo quantity in excess or short of voyage orders. If a discrepancy arises at a loading terminal, the Master shall notify Charterers immediately to clarify the situation. Owners shall be responsible for any deadfreight or additional expenses arising from Owners’ failure to comply with this Clause.

14.	Bills of Lading

(a)	The master (although appointed by Owners) shall be under the orders and direction of Charterers as regards employment of the Vessel, agency and other arrangements, and shall sign Bills of Lading as Charterers or their agents may direct (subject always to Clauses 38 (a) and 43) without prejudice to this charter. Charterers hereby indemnify Owners against all consequences or liabilities that may arise:

(i)	from signing Bills of Lading in accordance with the directions of Charterers or their agents, to the extent that the terms of such Bills of Lading supplied by Charterer’s terminals fail to conform to the requirements of this charter, provided, however, that no further indemnity beyond that expressed in this Clause 14 or elsewhere in this Charter shall be implied against Charterers;

(ii)	from any irregularities in papers supplied by Charterers or their agents.

(b)	If Charterers by telex, facsimile or other form of written communication that specifically refers to this Clause request Owners to discharge a quantity of cargo either without Bills of Lading and/or at a discharge place other than that named in a Bill of Lading and/or that is different from the Bill of Lading quantity, then Owners shall discharge such cargo in accordance with Charterers’ instructions in consideration of receiving the following indemnity, which shall be deemed to be given by Charterers on each and every such occasion and which is limited in value to 200% of the CIF value of the cargo carried on board:

(i)	Charterers shall indemnify Owners and Owners servants and agents in respect of any liability loss or damage of whatsoever nature (including legal costs as between attorney or solicitor and client and associated expenses) which Owners may sustain by reason of delivering such cargo in accordance with Charterers’ request.

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(ii)	If any proceeding is commenced against Owners or any of Owners’ servants or agents in connection with the Vessel having delivered cargo in accordance with such request, Charterers shall provide Owners or any of Owners’ servants or agents from time to time on demand with sufficient funds to defend the said proceedings.

(iii)	If the Vessel or any other vessel or property belonging to Owners should be arrested or detained, or if the arrest or detention thereof should be threatened, by reason of discharge in accordance with Charterers’ instruction as aforesaid, Charterers shall provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such Vessel or property and Charterers shall indemnify Owners in respect of any loss, damage or expenses caused by such arrest or detention whether or not same may be justified.

(iv)	Charterers shall, if called upon to do so at any time while such cargo is in Charterers’ possession, custody or control, redeliver the same to Owners.

(v)	As soon as all original Bills of Lading for the above cargo which name as discharge port the place where delivery actually occurred shall have arrived and/or come into Charterers’ possession, Charterers shall produce and deliver the same to Owners whereupon Charterers liability hereunder shall cease.

Provided however, if Charterers have not received all such original Bills of Lading by 24.00 hours on the day 36 calendar months after the date of discharge, that this indemnity shall terminate at that time unless before that time Charterers have received from Owners written notice that:

aaa) Some person is making a claim in connection with Owners delivering cargo pursuant to Charterers’ request or,

bbb) Legal proceedings have been commenced against Owners and/or carriers and/or Charterers and/or any of their respective servants or agents and/or the Vessel for the same reason.

When Charterers have received such a notice, then this indemnity shall continue in force until such claim or legal proceedings are settled. Termination of this indemnity shall not prejudice any legal rights a party may have outside this indemnity.

(vi)	Owners shall promptly notify Charterers if any person (other than a person to whom Charterers ordered cargo to be delivered) claims to be entitled to such cargo and/or if the Vessel or any other property belonging to Owners is arrested by reason of any such discharge of cargo.

(vii)	This indemnity shall be governed and construed in accordance with English law and each and any dispute arising out of or in connection with this indemnity shall be subject to the jurisdiction of the High Court of Justice of England.

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(c)	Owners warrant that the Master will comply with orders to carry and discharge against one or more Bills of Lading from a set of original negotiable Bills of Lading should Charterers so require.

15.	Conduct of Vessel’s Personnel

If Charterers complain of the conduct of the master or any of the officers or crew, Owners shall immediately investigate the complaint. If the complaint proves to be well founded, Owners shall, without delay, make a change in the appointments and Owners shall in any event communicate the result of their investigations to Charterers as soon as possible.

16.	LNG Retention/Supply for Operational Purposes

a)	Unless Charterers stipulate otherwise, Owners shall retain on board the Vessel following completion of discharge sufficient LNG Heel (which will be agreed with Charterers) to enable the Vessel to arrive at the next load port in a cold and ready to load condition and to remain in that condition for not less than twenty-four (24) hours.

b)	Charterers shall provide and pay for LNG required for cooling the Vessel’s cargo tanks and other handling systems to the temperatures necessary to commence loading only in the following circumstances:

(i)	in the event that the quantity of LNG Heel retained on board pursuant to Clause 16 (a) is not sufficient to enable the Vessel to arrive at the next loading port in a cold and ready to load condition unless such insufficiency is the result of an act or omission on the part of Owners or fault of the Vessel;

(ii)	when LNG is required by reason of:

(aa) strikes, quarantine restrictions, seizure under legal process, restraint of labour, none of which arise in connection with the Vessel or crew;

(bb) an act of God, act of war, lock outs, riots, civil commotions, restraint of princes, rulers or people;

(iii)	when LNG is required by reason of any Restricted Period as defined in Appendix C Article 2 (e) (i) to (vi), or by reason of Charterers changing the SAT, or by reason of Charterers ordering the Vessel to steam at any speed other than the Service Speed;

(iv)	upon return of the Vessel to the first load port after any lay-up ordered by Charterers pursuant to Clause 34, after any underwater cleaning ordered under Appendix C Article 11 (a), or after the Vessel has been withdrawn from service at the request or convenience of Charterers as a result of which the Vessel has been warmed up and/or gas freed;

(v)	where the LNG is required and caused by Charterers’ breach of this Charter.

(vi)	following periods of dry-dockings

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(c)	Owners shall pay for LNG required for cooling the Vessel’s cargo tanks at the LNG Price, in all other circumstances, including, but not limited to:

(i)	following periods of off-hire, excluding scheduled dry-dockings;

(ii)	following requisition under Clause 35;

(iii)	where the LNG is required and caused by Owners’ breach of this Charter.

Quantities required for gas up and cool down shall be in accordance to the cool down tables that shall be provided by Owners to Charterers upon request.

In all cases where Owners are required to pay for LNG required for cooling hereunder, the LNG shall nevertheless be supplied by Charterers who shall be entitled to deduct the cost from the next payment of hire due to Owners at the LNG Price.

17.	Pilots and Tugs

Owners hereby indemnify Charterers, their servants and agents against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of pilots or tugboats, who although employed by Charterers shall be deemed to be the servants of and in the service of Owners and under their instructions (even if such pilots or tugboat personnel are in fact the servants of Charterers their agents or any affiliated company); provided, however, that the foregoing indemnity shall not exceed the amount to which Owners would have been entitled to limit their liability if they had themselves employed such pilots or tugboats.

18.	Super-Numeraries

Charterers may send up to two representatives in the Vessel’s available accommodation upon any voyage made under this charter, Owners providing provisions and all requisites as supplied to officers, except alcohol.

Charterers shall pay at the rate of United States Dollars fifteen ($15.00USD) per day for each representative while on board the Vessel.

19.	Sub-letting/Assignment/Novation

Charterers may sub-let the Vessel, but shall always remain responsible to Owners for due fulfilment of this charter, with Owners consent, not to be unreasonably withheld.

Additionally Owners or Charterers may assign or novate this charter to any of their credit-worthy affiliates with comparable competence, subject to the approval of the other party, such approval not to be unreasonably withheld.

For the avoidance of doubt, Owners may not novate or assign the Vessel to a non affiliate.

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20.	Final Voyage

If when a payment of hire is due hereunder Charterers reasonably expect to redeliver the Vessel before the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers reasonable estimate of the time necessary to complete Charterers’ programme up to redelivery, and from which estimate Charterers may deduct amounts due or reasonably expected to become due for:

(a)	disbursements on Owners behalf or charges for Owners account pursuant to any provision hereof, and

(b)	bunkers and LNG Heel on board at redelivery pursuant to Clause 5.

Promptly, and in any event not later than 30 days after redelivery any overpayment shall be refunded by Owners or any underpayment made good by Charterers.

Notwithstanding the provisions of Clause 7, if at the time this charter would otherwise terminate in accordance with Clause 4 the Vessel is on a ballast voyage to a port of redelivery or is upon a laden voyage, Charterers shall continue to have the use of the Vessel at the same rate and conditions as stand herein for as long as necessary to complete such ballast voyage, or to complete such laden voyage and return to a port of redelivery as provided by this charter, as the case may be. However, if Charterer instructs the Vessel to prosecute a voyage or deviate to an alternative port which can be reasonably foreseen to extend the voyage beyond the Charter Period, Owner may elect to reject such instruction.

21.	Loss of Vessel

Should the Vessel be lost, this charter shall terminate and hire shall cease at noon on the day of her loss; should the Vessel be a constructive total loss, this charter shall terminate and hire shall cease at noon on the day on which the Vessel’s underwriters agree that the Vessel is a constructive total loss; should the Vessel be missing, this charter shall terminate and hire shall cease at noon on the day on which she was last heard of. Any hire paid in advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of the estimated quantity of bunkers on board at the time of termination, at the price paid by Charterers at the last bunkering port.

22.	Off-hire

(a)	On each and every occasion that there is loss of time (whether by way of interruption in the Vessel’s service or, from reduction in the Vessel’s performance, or in any other manner):

(i)	due to deficiency of personnel or stores; repairs; gas-freeing for repairs; time in and waiting to enter dry-dock for repairs; breakdown (whether partial or total) of machinery, boilers or other parts of the Vessel or her equipment (including without limitation tank coatings); overhaul, maintenance or survey; collision, stranding, accident or damage to the Vessel; or any other cause whatsoever preventing the efficient working of the Vessel; and such loss continues for more than three consecutive hours (if resulting from interruption in the Vessel’s service) or cumulates to more than three hours (if resulting from partial loss of service); or

(ii)	due to industrial action, refusal to sail, breach of orders or neglect of duty on the part of the master, officers or crew; or

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(iii)	for the purpose of obtaining medical advice or treatment for or landing any sick or injured person (other than a Charterers’ representative carried under Clause 18 hereof) or for the purpose of landing the body of any person (other than a Charterers’ representative), and such loss continues for more than three consecutive hours; or

(iv)	due to any delay in quarantine arising from the master, officers or crew having had communication with the shore at any infected area without the written consent or instructions of Charterers or their agents, or to any detention by customs or other authorities caused by smuggling or other infraction of local law on the part of the master, officers, or crew; or

(v)	due to detention of the Vessel by authorities at home or abroad attributable to legal action against or breach of regulations by the Vessel, the Vessel’s owners, or Owners (unless brought about by the act or neglect of Charterers); or

(vi)	due to pre-docking and repair procedure including warming, gas freeing and inerting other than the scheduled five year cycle dry-docking; or

(vii)	due to scheduled dry-docking and maintenance, maintaining, overhauling, repairing or dry-docking the Vessel and submitting her for survey; waiting for any of the aforesaid purposes; proceeding to or from, and whilst at, any port or place for any of the aforesaid purposes; or

(viii)	due to post-docking or repair procedure including gassing and cooling in excess of that undertaken for normal loading; or

(x)	due to any other circumstances where the Vessel is off-hire under this charter; and

(xi)	due to attack and /or seizure by pirates.

then without prejudice to Charterers’ rights under Clause 3 or to any other rights of Charterers hereunder, or otherwise, the Vessel shall be off-hire from the commencement of such loss of time until she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which such loss of time commenced; provided, however, that any service given or distance made good by the Vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.

(b)	If the Vessel fails to proceed at any Guaranteed Speed (as defined in Appendix C Article 2 (a) (iv)) pursuant to Clause 28 and Appendix C, and such failure arises wholly or partly from any of the causes set out in Clause 23(a) above, then the following provisions shall apply:

(i)	if the Vessel is unable to maintain a speed of at least 85% of the Guaranteed Speed under Clause 28 in wind and sea state not exceeding Beaufort force 5, Charterers shall have the option to place the Vessel off-hire but any distance made good by the Vessel whilst off-hire shall be taken into account in accordance with Clause 23(a);

(ii)	except where Charterers have placed the Vessel off-hire pursuant to Clause 23(b)(i), failure of the Vessel to proceed at any Guaranteed Speed shall be dealt with under Clause 28 and Appendix C and the Vessel will not be off-hire under Clause 23.

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(c)	Further and without prejudice to the foregoing, in the event of the Vessel deviating (which expression includes without limitation putting back, or putting into any port other than that to which she is bound under the instructions of Charterers) for any cause or purpose mentioned in Clause 23 (a), the Vessel shall be off-hire from the commencement of such deviation until the time when she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which the deviation commenced, provided, however, that any service given or distance made good by the Vessel whilst so off-hire shall be taken into account in assessing the amount to be deducted from hire. If the Vessel, for any cause or purpose mentioned in Clause 23 (a), puts into any port other than the port to which she is bound on the instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by Owners. Should the Vessel be driven into any port or anchorage by stress of weather hire shall continue to be due and payable during any time lost thereby.

(d)	If the Vessel’s flag state becomes engaged in hostilities, and Charterers in consequence of such hostilities find it commercially impracticable to employ the Vessel and have given Owners written notice thereof then from the date of receipt by Owners of such notice until the termination of such commercial impracticability the Vessel shall be off-hire and Owners shall have the right to employ the Vessel on their own account.

(e)	Time during which the Vessel is off-hire under this charter shall count as part of the charter period except where Charterers declare their option to add off-hire periods under Clause 4 (b).

(f)	All references to “time” in this charter party shall be references to local time except where otherwise stated.

(g)	(i) If as a consequence of any cause or purpose mentioned in this Clause 23 or in Clause 16 (c) except for first load after drydocking and except when Vessel follows Charterers instructions, the Vessel presents for loading with tank temperatures other than that which would otherwise allow bulk loading to commence within 1/2 (half) an hour after cooling of the loading arms, any time lost as a consequence thereof, including without limitation any time lost in additional cooling of tanks prior to loading shall count as off-hire and the cost of any LNG supplied for such additional cooling shall be paid for by Owners at the LNG Price.

(ii)	If any LNG is lost as Boil-Off during periods of off-hire, excluding during events of attack and / or seizure by pirates, Owners shall reimburse Charterers for the LNG lost at the LNG Price.

Where accurate measurement of LNG lost as Boil-Off during any such off-hire period is impossible for whatever reason, the LNG lost as Boil-Off shall be assumed to have occurred at a constant rate equal to that obtained by measurement between official gaugings of the cargo in question in accordance with Appendix C Article 8 (b). Where, due to the off-hire occurring during a ballast passage, all LNG Heel is lost as Boil-Off prior to the Vessel next commencing to load, such Boil-Off shall be deemed to have occurred at a constant rate equal to that which occurred during the Vessel’s last previous ballast voyage.

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(h)	If the Cargo Capacity of the Vessel is reduced for reasons directly attributable to Owner not exercising operational due-diligence, Charterers shall have the option of putting the Vessel off-hire or using the Vessel, such option to be declared within 5 business days after Charterers has been informed about reduction in Cargo Capacity, in which case hire shall be reduced pro rata to the reduction in the Vessel’s Cargo Capacity from the commencement of loading at the loading port until the Vessel is again ready to load at the next loading port without such reduction in capacity.

(i)	The Vessel shall additionally be off-hire as provided in this Clause 23 whenever there is loss of time:

i.	as a result of a boycott arising in connection with the business of Owners, the terms or conditions of employment of Owners’ servants, or employment, trades, or cargoes of the Vessel other than under this Charter;

ii.	due to restraint or interference in the Vessel’s operation by any governmental authority in connection with the ownership, registration, or obligations of Owners or the Vessel, or stowaways, or in connection with smuggling or other prohibited activities, unless such restraint or interference involves a cargo carried under this Charter, or Charterers themselves, or the shippers or receivers of such a cargo; or

iii.	due to strikes, labour boycotts or any other discrimination/difficulties against the Vessel because of previous trade and/or the ownership and/or flag and/or officers and crew and/or officers and crews’ employment conditions;

and all losses, damages and expenses directly incurred thereby (including bunkers consumed) shall be for Owners’ account.

(j)	In the event that the Vessel is off-hire for any reason other than in connection with periodical dry-docking pursuant to Clause 25 for any period in excess of 30 consecutive days or exceeding ***** days in any period of 365 days, Charterers shall have the option to terminate this charter by giving notice in writing with effect from any date stated in such notice provided that the Vessel is free of cargo (other than LNG Heel) at the time when such notice becomes effective. This Clause 23(j) is without prejudice to any other rights or obligations of Owners or Charterers under this charter. For the purposes of this Clause 23(j), in the event of partial loss of service, the period of off-hire shall be the total period during which the Vessel is not fully efficient rather than the resulting loss of time.

23.	Ship to Ship Transfers and FPSO/FSRU Cargo Operations

a)	Subject to the provisions of Clause 24 (b), Owners shall allow a transhipment of the cargo to another ship or floating storage re-gasification unit (FSRU) or loading from floating production storage and offloading unit (FPSO) to be carried out via fixed hard arm cargo transfer facilities, provided that a suitably documented formalised risk assessment is carried out, identifying potential hazards, probability and consequences and all risks identified can be mitigated adequately to the complete technical and operational satisfaction of Owners.

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b)	Such cargo operation, if deemed acceptable by Owner, shall be carried out in accordance with the recommendations set out in the latest ICS/OCIMF Ship-to-Ship Transfer Guide (Liquefied Gases) and SIGTTO’s “Considerations for Planning a Ship-to-Ship Transfer of LNG”, as amended from time to time. Owners shall permit, at Charterers’ expense, personnel nominated by Charterers to attend any pre operation risk assessment and to attend on board to assist in the transhipment operation although such operation shall always be the responsibility of Owners. All additional equipment and services required for a Ship to Ship Transfer and FPSO/FSRU Cargo operation shall be supplied and paid by Charterers. Owners shall not bare any additional costs (including additional insurance) as a consequence of a Ship to Ship Transfer and FPSO/FSRU Cargo operation.

24.	Periodical Dry-docking

(a)	Owners shall dry-dock the Vessel at least twice in any five year period for the purposes of maintaining the Vessel’s underwater area and anti-fouling coating system and to effect overhaul, scheduled maintenance, other necessary repairs, and re-certification, so that the Vessel is fit in every way for service under this charter. Provided that Owners can demonstrate that a performing five year under water anti-fouling coating system has been applied to the hull and obtain classification society approval for intermediate dockings / maintenance periods to be carried out afloat then Charterers will accept the same. A letter from the underwater anti-fouling coating system manufacturer clearly stating that the coating system applied will last for 5 years under normal operational service shall be provided to the Charterer.

No dry-docking shall be undertaken by Owners for the first 8 months of this Charter unless in an emergency or by agreement with Charterers.

(b)	Owners shall give Charterers at least 6 months’ notice of any intended non-emergency dry-docking, together with the reasons for such dry-docking. Such notice shall include the name and location of the yard.

(c)	In the event of dry-docking, the Vessel shall be off-hire from the time she is in a gas free condition and arriving/passing at a) Singapore or b) Gibraltar or c) equal distance basis a) or b) from last discharge port, whichever is closer to Owners nomination according to Clause 24 b). On completion of dry-docking, the Vessel will be on-hire again when she is in every way ready to resume Charterers’ service at dropping outward pilot from the dry-dock in a gas free condition. For the purpose of resuming “on-hire” after completion of the dry-docking the Vessel shall not be further away from Gibraltar or Singapore than Gibraltar or Singapore respectively. If the Vessel has dry-docked further away from Gibraltar or Singapore than Gibraltar or Singapore respectively, then the Vessel shall go on-hire when she is in a position not less favourable to Charterers than such.

(d)	All dry-dock expenses and expenses of preparing the Vessel for dry-dock shall be for Owners’ account. Any natural gas vapour lost in gas freeing for the purpose of dry-docking shall be for Charterers’ account provided that during the last discharge prior to dry-docking Owners shall use their reasonable endeavours to pump out the maximum amount of cargo. If Charterers exercise the Option Period gas freeing of cargo tanks shall occur during Charterers ballast voyage to dry-dock with costs of fuel for pre dry-dock gas freeing for Owners account.

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(e)	The Vessel will be on-hire for the gas-up and cool down operation at the first load port after the scheduled five year cycle dry-dock or in-water-dock. All gas/LNG used for the gas up and cool down shall be at Charterers account.

(f)	Provided that Charterers have been previously notified and agreed to the period in advance, Charterers agree to provide the Owner with a preventative maintenance window or windows that shall not exceed ***** during each six month period when the Vessel remains continuously on-hire.

25.	Secondary Barrier Tightness Tests for GTT Containment Systems

When required by the International Association of Classification Societies (IACS) rules, and in keeping with the Vessel’s dry dock schedule (not to exceed five (5) years in interval), Owners agree to carry out a Secondary Barrier Tightness Test (“SBTT”) in accordance with approved Gaztransport & Technigaz (“GTT”) procedures. Owners agree that Charterers shall be permitted to have full access to; (a) the results of such test, which shall be made available to Charterers immediately after the test of each individual tank has been completed and such results have been received by Owners and (b) a written confirmation by the classification society, following each individual tank SBTT, if it meets the vessels’ classification requirements.

Upon Charterers receipt of (a) and (b), for all tanks, and if (a) does not meet Charterers SBTT acceptance criteria, which Charterers shall provide three (3) months before scheduled dry-docking, Charterers have the obligation to exercise one of the following options within two (2) business working days:

(i) Charterers shall have the right to terminate this Charter with immediate effect from the time of notifying Owners in writing. The termination of the Charterparty shall be without prejudice to any rights or remedies that may exist or any claims still outstanding under this Charterparty.

(ii) Charterers shall continue to use the Vessel as per this Charterparty once she returns back on hire from drydock to Charterers.

(iii) Upon Charterers request, Owners shall, availability permitting, substitute the Vessel for a Substitute Vessel, which Owners shall deliver at a mutually agreed time and location, provided that the Substitute Vessel (I) is a vessel under Owners’ control, (II) meets Charterers’ vetting and assurance standards (III) the Substitute Vessel’s capacity, speed and performance is equal to, or exceeds, the Vessel’s warranties.

(iv) Charterers may elect at its sole discretion and cost to carry out further investigation of the secondary barrier containment system. If additional secondary barrier defects are uncovered, then Charterers shall have such defects repaired in accordance with classification society and GTT procedures. All costs and time associated with Charterers further investigation and repairs are solely for Charterers account. Specifically, all work will be supervised by GTT and carried out by an approved GTT contractor in accordance with the classification society’s requirements. While such repairs are being performed, Charterers shall have the right to have its technical representative, with relevant experience of SBT testing and repairing GTT MkIII containment systems which shall be approved by Owners, not to be unreasonably withheld, on site at all times

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witnessing the work in conjunction with Owners’ representatives. Although all related costs of such work shall be for Charterers’ account, Charterers does not under any circumstances warrant the quality of these repairs nor assume any liability for the repairs or the post-repair condition of the Vessel.

26.	Ship Inspection

Prior to or at any time during the charter period, Charterer may inspect or audit Vessel or Owner’s office (in case of a managed or time chartered Vessel Owners office includes the office of the technical manager) at Charterer’s convenience and at Charterer’s time and expense.

Owners shall afford all necessary co-operation and accommodation on board provided, however:

(a)	that neither the exercise nor the non-exercise, nor anything done or not done in the exercise or non-exercise, by Charterers of such right shall in any way reduce the master’s or Owners’ authority over, or responsibility to Charterers or third parties for, the Vessel and every aspect of her operation, nor increase Charterers’ responsibilities to Owners or third parties for the same;

(b)	that Charterers shall not be liable for any act, neglect or default by themselves, their servants or agents in the exercise or non-exercise of the aforesaid right;

(c)	that any cost incurred by such inspections or audits shall be for Charterers’ account provided such costs have been disclosed to and approved by Charterers in advance;

(d)	that any inspection carried out by Charterers shall be made without interference with or hindrance to the Vessel’s safe and efficient operation, and shall be limited to a maximum of two persons; and

(e)	that any overnight stays shall be subject to Clause 18.

(f)	Upon delivery, Vessel shall have a valid operational SIRE report, or Owner shall be responsible for obtaining one prior to the first loading under this Charter. Owners will maintain SIRE inspection validity on a rolling six (6) month basis.

27.	Key Vessel Performance Criteria

Subject to Appendix C, Owners guarantee that:

(a)	the Laden Service Speed shall be ***** knots;

(b)	the Ballast Service Speed shall be ***** knots;

(c)	the Minimum Speed shall be ***** knots;

(d)	the Vessel shall be capable of loading and discharging the cargo as follows:

(i)	a full cargo may be loaded within twelve (12) hours if the Vessel’s cargo tanks are colder than the tank design temperature for commencement of loading, excluding the time for

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connecting; disconnecting; cooling down; topping up and custody transfer measurement, and provided that the loading terminal is capable of pumping at least 12,292 cubic meters of LNG per hour to the Vessel and terminal utilising a minimum of three liquid loading arms, and provided that the terminal is capable of receiving all return vapour from the Vessel that may be generated when loading the Vessel at the above specified flow rate of LNG;

(ii)	a full cargo may be discharged within twelve (12) hours, excluding the time for connecting; disconnecting; cooling down; starting up pumps; ramping up; ramping down for stripping at end of discharge and custody transfer measurement, and provided that the discharge terminal is capable of receiving LNG at a rate of at least 12,292 cubic meters of LNG per hour with a back pressure at the flange connection between ship and terminal not exceeding 100 mlc metres of liquid LNG of specific gravity of 0.475 utilising a minimum of three liquid unloading arms. The terminal must also be capable of providing sufficient return vapour to the Vessel to compensate for the displacement of the LNG being discharged from the Vessel;

(iii)	If Charterers request either slow loading or slow discharging, Owners shall permit such operations.

(e)	the Vessel’s guaranteed maximum fuel consumption for weather conditions not exceeding Beaufort Scale 5 shall be: *****

(f)	The fuel oil equivalent factor (tonnes fuel oil per cubic metre of LNG) shall be calculated using actual bunker survey reports and LNG quality reports and shall be agreed upon by both Owners and Charterers.

(g)	the maximum laden Boil-Off shall be zero point one five percent (0.15%) per day of the Cargo Capacity on fully laden sea passages (or pro rated by the ratio of volumetric cargo loaded to Cargo Capacity if all tanks are not used);

(h)	the maximum ballast Boil-Off shall be zero point one five percent (0.15%) per day of the Cargo Capacity where the previous sea passage was fully laden (or pro rated by the ratio of the number of tanks previously used to the total number of cargo tanks if all tanks were not utilised for the carriage of cargo on the previous laden passage).

(i)	The Owner shall be entitled to use natural boil-off from the LNG being transported at no cost to the Owner. At no point during the Charter Period shall the Vessel vent, dump steam (except for safety reasons) or force vaporise without permission of the Charterer.

(j)	Speed, fuel consumption and boil-off warranties are not valid under weather conditions in which the Vessel has to proceed in Wind Force in excess of Beaufort Force 5 for more than 12 (twelve) hours noon to noon. For purposes of calculating claims, Wind Force reported in the Master’s noon report shall be used. Charterer may employ the services of a reputable weather reporting company at their own cost. In any dispute, the weather reporting company numbers shall prevail.

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28.	Salvage

Subject to the provisions of Clause 23 hereof, all loss of time and all expenses (excluding any damage to or loss of the Vessel or tortious liabilities to third parties) incurred in saving or attempting to save life or in successful or unsuccessful attempts at salvage shall be borne equally by Owners and Charterers provided that Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of services rendered under this Clause 29.

All salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers after deducting the master’s, officers’ and crew’s share.

29.	Lien

Owners shall have a lien upon all cargoes and all freights, sub-freights and demurrage for any amounts due under this charter; and Charterers shall have a lien on the Vessel for all monies paid in advance and not earned, and for all claims for damages arising from any breach by Owners of this charter.

30.	Exceptions

(a)	Unless caused by the actual fault or privity of Owners or the Vessel, her master and Owners shall not, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the master, pilots, mariners or other servants of Owners in the navigation or management of the Vessel; fire,; collision or stranding; dangers and accidents of the sea; explosion, bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery; provided, however, that Clauses 1, 2, 3 and 28 hereof shall be unaffected by the foregoing. Further, neither the Vessel, her master or Owners, nor Charterers shall, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process, quarantine restrictions, strikes, lock-outs, riots, restraints of labour, civil commotions or arrest or restraint of princes, rulers or people.

(b)	The Vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of Vessels in distress and to deviate for the purpose of saving life or property.

(c)	Clause 31 (a) shall not apply to, or affect any liability of Owners or the Vessel or any other relevant person in respect of:

(i)	loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane or other works or equipment whatsoever at or near any place to which the Vessel may proceed under this charter, whether or not such works or equipment belong to Charterers; or

(ii)	any claim (whether brought by Charterers or any other person) arising out of any loss of or damage to or in connection with cargo. Any such claim shall be subject to the Hague-Visby Rules or the Hague Rules or the Hamburg Rules, as the case may be, which ought pursuant to Clause 41 hereof to have been incorporated in the relevant Bill of Lading (whether or not such Rules were so incorporated) or, if no such Bill of Lading is issued, to the Hague-Visby Rules unless the Hamburg Rules compulsorily apply in which case to the Hamburg Rules.

(d)	In particular and without limitation, the foregoing subsections (a), (b) and (c) of this Clause shall not apply to or in any way affect any provision in this charter relating to off-hire or to reduction of hire or Boil-Off or bunkers consumed during periods of off-hire.

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31.	Injurious Cargoes

No acids, explosives or cargoes injurious to the Vessel shall be shipped and without prejudice to the foregoing any damage to the Vessel caused by the shipment of any such cargo, and the time taken to repair such damage, shall be for Charterers account. No voyage shall be undertaken, nor any goods or cargoes loaded, that would expose the Vessel to capture or seizure by rulers or governments.

32.	Disbursements

Should the master require advances for ordinary disbursements up to a cap of United States Dollars twenty-five thousand ($25,000) at any port, Charterers or their agents shall make such advances to him, in consideration of which Owners shall pay a commission of two and a half per cent, and all such advances and commission shall be deducted from hire.

33.	Laying-up

Charterers shall have the option, after consultation with Owners, of requiring Owners to lay up the Vessel at a safe place nominated by Charterers, taking into account questions of maintenance access and security and with Owners consent and always subject to Clause 4, in which case the hire provided for under this charter shall be adjusted to reflect any net increases in expenditure reasonably incurred or any net saving which should reasonably be made by Owners as a result of such lay up. Charterers may exercise the said option any number of times during the charter period.

34.	Requisition

Should the Vessel be requisitioned by any government, de facto or de jure, during the period of this charter, the Vessel shall be off-hire during the period of such requisition, and any hire paid by such governments in respect of such requisition period shall be for Owners account. Any such requisition period shall count as part of the charter period.

35.	Outbreak of War

If war or hostilities break out between any two or more of the following countries: United States of America, the countries or republics having been part of the former U.S.S.R (except that declaration of war or hostilities solely between any two or more of the countries or republics having been part of the former USSR shall be exempted), Peoples Republic of China, United Kingdom, and the country that the Vessel is registered in, then both Owners and Charterers shall have the right to cancel this charter provided that such war or hostilities materially and adversely affect the trading of the Vessel for a period of at least 30 days.

36.	Additional War Expenses

If the Vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war, Charterers shall promptly reimburse Owners for any additional insurance premiums, crew bonuses and

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other expenses which are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given notice of such expenses as soon as practicable and in any event before such expenses are incurred, and provided further that Owners obtain from their insurers a waiver of any subrogated rights against Charterers in respect of any claims by Owners under their war risk insurance arising out of compliance with such orders provided such waiver is permitted by the respective insurers on normal commercial terms. If such waiver results in increased premiums for the Owner, the Charterer shall elect whether to (i) reimburse Owner for the amount of such increase, or (ii) release the Owner from the obligation to obtain such waiver.

Any payments by Charterers under this Clause will only be made against proven documentation. Any discount or rebate refunded to Owners, for whatever reason, in respect of additional war risk premium shall be passed on to Charterers.

37.	War Risks

(a)	The master shall not be required or bound to sign Bills of Lading for any place which in his or Owners reasonable opinion is dangerous or impossible for the Vessel to enter or reach owing to any blockade, war, hostilities, warlike operations, civil war, acts of piracy, acts of terrorists, acts of hostility, civil commotions or revolutions.

(b)	If in the reasonable opinion of the master or Owners it becomes, for any of the reasons set out in Clause 36 (a) or by the operation of international law, dangerous, impossible or prohibited for the Vessel to reach or enter, or to load or discharge cargo at, any place to which the Vessel has been ordered pursuant to this charter (a “place of peril”), then Charterers or their agents shall be immediately notified in writing or by radio messages, and Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place within the trading limits of this charter (provided such other place is not itself a place of peril). If any place of discharge is or becomes a place of peril, and no orders have been received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at liberty to discharge the cargo or such part of it as may be affected at any place suitable for the discharge of LNG which they or the master may in their or his discretion select within the trading limits of this charter and such discharge shall be deemed to be due fulfilment of Owners obligations under this charter so far as cargo so discharged is concerned.

(c)	The Vessel shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other wise whatsoever given by the government of the state under whose flag the Vessel sails or any other government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority including any de facto government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority or by any committee or person having under the terms of the war risks insurance on the Vessel the right to give any such directions or recommendations. If by reason of or in compliance with any such directions or recommendations anything is done or is not done, such shall not be deemed a deviation. If by reason of or in compliance with any such direction or recommendation the Vessel does not proceed to any place of discharge to which she has been ordered pursuant to this charter, the Vessel may proceed to any place which the master or Owners in his or their discretion select and there discharge the cargo or such part of it as may be affected. Such discharge shall be deemed to be due fulfilment of Owners’ obligations under this charter so far as cargo so discharged is concerned.

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Charterers shall procure that all Bills of Lading issued under this charter shall contain the Chamber of Shipping War Risks Clause 1952.

38.	Both to Blame Collision Clause

If the liability for any collision in which the Vessel is involved while performing this charter falls to be determined in accordance with the laws of the United States of America, the following provision shall apply:

“If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, the owners of the cargo carried hereunder will indemnify the carrier against all loss, or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of the said cargo, paid or payable by the other or non-carrying ship or her owners to the owners of the said cargo and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or carrier.”

“The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact.”

Charterers shall procure that all Bills of Lading issued under this charter shall contain a provision in the foregoing terms to be applicable where the liability for any collision in which the Vessel is involved falls to be determined in accordance with the laws of the United States of America.

39.	New Jason Clause

General average contributions shall be payable according to York/Antwerp Rules, 1994, as amended from time to time, and shall be adjusted in London in accordance with English law and practice but should adjustment be made in accordance with the law and practice of the United States of America, the following position shall apply:

“In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.”

“If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the carrier before delivery.”

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Charterers shall procure that all Bills of Lading issued under this charter shall contain a provision in the foregoing terms, to be applicable where adjustment of general average is made in accordance with the laws and practice of the United States of America.

40.	Clause Paramount

Charterers shall procure that all Bills of Lading issued pursuant to this charter shall contain the following:

(a)	Subject to sub-clause (b) or (c) hereof, this Bill of Lading shall be governed by, and have effect subject to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the “Hague-Visby Rules”). Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his responsibilities or liabilities under the Hague-Visby Rules.”

(b)	If there is governing legislation which applies the Hague Rules compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hague Rules. Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.”

(c)	If there is governing legislation which applies the United Nations Convention on the Carriage of Goods by Sea 1978 (hereafter the “Hamburg Rules”) compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hamburg Rules. Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hamburg Rules.”

“(d)	If any term of this Bill of Lading is repugnant to the Hague-Visby Rules, or Hague Rules, or Hamburg Rules, as applicable, such term shall be void to that extent but no further.”

“(e)	Nothing in this Bill of Lading shall be construed as in any way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation and/or law.”

41.	Insurance/ITOPF

Owners warrant that the Vessel is now, and will, throughout the duration of the charter:

(a)	be owned or demise chartered by a member of the International Tanker Owners Pollution Federation Limited;

(b)	be properly entered in a reputable P&I Club that is a member of the International Group of P&I Clubs, Owners reserve the right to change P&I Club during Charter period with Charterers approval, not to be unreasonably withheld;

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(c)	have in place insurance cover for oil pollution for the maximum on offer through the International Group of P&I Clubs but always a minimum of United States Dollars $1,000,000,000 (one thousand million);

(d)	have in full force and effect Hull and Machinery insurance (currently valued at USD $250,000,000 placed through reputable brokers on Institute Time Clauses to a value as would be procured by a first class operator of similar such vessels.

Owners will provide, within a reasonable time following a request from Charterers to do so, documented evidence of compliance with warranties given in this Clause 42.

42.	Export Restrictions

The master shall not be required or bound to sign Bills of Lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced and/or shipped.

Charterers shall procure that all Bills of Lading issued under this charter shall contain the following clause:

“If any laws rules or regulations applied by the government of the country in which the cargo was produced and/or shipped, or any relevant agency thereof, impose a prohibition on export of the cargo to the place of discharge designated in or ordered under this Bill of Lading, carriers shall be entitled to require cargo owners forthwith to nominate an alternative discharge place for the discharge of the cargo, or such part of it as may be affected, which alternative place shall not be subject to the prohibition, and carriers shall be entitled to accept orders from cargo owners to proceed to and discharge at such alternative place. If cargo owners fail to nominate an alternative place within 72 hours after they or their agents have received from carriers notice of such prohibition, carriers shall be at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place on which they or the master may in their or his absolute discretion decide and which is not subject to the prohibition, and such discharge shall constitute due performance of the contract contained in this Bill of Lading so far as the cargo so discharged is concerned”.

The foregoing provision shall apply mutatis mutandis to this charter, the references to a Bill of Lading being deemed to be references to this charter.

43.	Business Principles

Owners and Charterers agree to operate this charter under proper business and HSSE practices consistent with BG Group’s “Business Principles”, as of the date of the charter party signature, as published on the BG website (www.bg-group.com).

44.	Drugs and Alcohol

Owners warrant that they have in force an active policy covering the Vessel which meets or exceeds the standards set out in the “Guidelines for the Control of Drugs and Alcohol On Board Ship” as published by the Oil Companies International Marine Forum (OCIMF) dated January 1990 (or any subsequent modification, version, or variation of these guidelines) and that this policy will remain in force throughout the charter period, and Owners will exercise due diligence to ensure the policy is complied with.

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45.	Pollution and Emergency Response

Owners are to advise Charterers of organisational details and names of Owners personnel together with their relevant telephone/facsimile/e-mail details, including the names and contact details of Qualified Individuals for OPA 90 response, who may be contacted on a 24-hour basis in the event of oil spills or emergencies.

OFFICE PERSONNEL

Capt. G.Sarimpelas-Marine Operations Co-ordinator

Office Tel: +30 210 8917700

Mob: +30 6978 336 977

Home Phone: +30 210 2633726

Capt. M.Bogas-Designated Person Ashore

Office Tel: +30 210 8917700

Mob: +30 6972 999 135

Home Phone: +30 210 6036179

Mr. Ch. Vlachos-Technical Co-ordinator

Office Tel: +30 210 8917700

Mob: +30 6978 336 973

Home Phone: +30 210 5060949

Office Email: lngsafety@dynagas.com

Office Telex: +601 214113 DNGA GR

Office Fax: +30 210 968 0571

QUALIFIED INDIVIDUAL CONTACT DETAILS:

O’BRIENS OIL POLLUTION SERVICE INC. (OOPS)

EMERGENCY:

Tel: +1-985-781-0804 24 hours

Fax: +1-985-781-0580 24 hours

Tlx: 49617361 OOPS UI

E-mail: commandcenter@oopsusa.com

OIL SPILL RESPONSE ORGANIZATION (OSRO):

NATIONAL RESPONSE CORPORATION (NRC)

Tel: +1-631-224-9141 24 hours

Fax: +1-631-224-9086 24 hours

Email: iocdo@nrcc.com

SALVAGE COMPANY:

DONJON-SMIT

Tel: +1-703-299-0081 24 hours

Fax: +1-703-299-0085 24 hours

Email: response@donjon-smit.com

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Notice to Charterers’ Pollution and Emergency Response Department:

Attn	: Duty Officer
Address	: BG LNG Services, Suite 1200, 5444 Westheimer, Houston, Texas 77056, USA
Telephone	: +1 713 366 6248 (primary); +1 713 884 9142 (secondary)
Fax	: +1 713 877 9212
E-mail	: incident@bg-group.com (for incidents only), shipping@bg-group.com;
Cc	:bghub.usa@gacworld.com,MarineAssurance@bg-group.com, lngcharters@bg-group.com

46.	ISPS Code/USMTSA 2002

This clause 47 makes reference to the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (“ISPS Code”) and the US Maritime Transportation Security Act 2002 (“MTSA”).

(a)	(i)

During the currency of this charter, Owners shall procure that both the Vessel and “the Company” (as defined by the ISPS Code) and the “owner”(as defined by the MTSA) shall comply with the requirements of the ISPS Code relating to the Vessel and “the Company” and the requirements of MTSA relating to the Vessel and the “owner”. Upon request Owners shall provide documentary evidence of compliance with this Clause 47 (a) (i).

(ii)	Except as otherwise provided in this charter, loss, damage, expense or delay, caused by failure on the part of Owners or “the Company”/“owner” to comply with the requirements of the ISPS Code/MTSA or this Clause shall be for Owners’ account.

(b)	(i)

Charterers shall provide Owners/Master with their full style contact details and shall ensure that the contact details of all sub-charterers are likewise provided to Owners/Master. Furthermore, Charterers shall ensure that all sub-charter parties they enter into during the period of this charter contain the following provision:

“The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the charter party, shall ensure that the contact details of all sub-charterers are likewise provided to the Owners”.

(ii)	Except as otherwise provided in this charter, loss, damage, expense or delay, caused by failure on the part of Charterers to comply with this sub-Clause 47 (b) shall be for Charterers’ account.

(c)

Notwithstanding anything else contained in this charter costs or expenses related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code/MTSA including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, shall be for Charterers’ account, unless such costs or

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expenses result solely from Owners’ negligence in which case such costs or expenses shall be for Owners’ account. All measures required by Owners to comply with the security plan required by the ISPS Code/MTSA shall be for Owners’ account.

(d)	Notwithstanding any other provision of this charter, the Vessel shall not be off-hire where there is a loss of time caused by Charterers’ failure to comply with the ISPS Code/MTSA.

(e)	If either party makes any payment, which is for the other party’s account according to this Clause, the other party shall indemnify the paying party.

47.	Law and Litigation

(a)	This charter shall be construed and the relations between the parties determined in accordance with the laws of England.

(b)	Each of the parties hereto hereby submits to the exclusive jurisdiction of the High Court of London for the purposes of all legal proceedings arising out of or relating to this charter or the transactions contemplated hereby. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(c)	It shall be a condition precedent to the right of any party to a stay of any legal proceedings in which maritime property has been, or may be, arrested in connection with a dispute under this charter, that that party furnishes to the other party security to which that other party would have been entitled in such legal proceedings in the absence of a stay.

48.	Confidentiality

Details of this agreement and the charter to remain strictly private & confidential.

49.	Construction

The side headings have been included in this charter for convenience of reference and shall in no way affect the construction hereof.

50.	Notices

a)	Whenever written notices are required to be given by either party to the other party, such notices shall be sent by fax, registered mail, e-mail or registered airmail to the following addresses:

Notice to Owners:

Pegasus Shipholding S.A.

C/O Dynagas Ltd.

94, Poseidonos Avenue & 2 Nikis Street

166-75 Glyada, Athens Greece

Telephone: +30-210-891-7960

Facsimile: +30-210-894-7275

Attention: LNG Coordination Department.

Email: lngcoordination@dynagas.com

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Notice to Charterers:

Attn	: LNG Chartering Manager
Address	: BG LNG Services, LLC,
Suite 1200, 5444 Westheimer
Houston, Texas 77056
Telephone	: +1 713 599 3962
Fax	: +1 713 456 2351
E-mail	: lngcharters@bg-group.com

Notice to Owners’ Operations Department:

Capt. G. Sarimpelas – Marine Operations Co-ordinator

Office Telephone: +30-210-891-7700

Mobile Telephone: +30-6978-336-977

Home Telephone: +30-210-263-3726

Facsimile: +30-210-894-7275

Email: lngopsgroup1@dynagas.com

Notice to Charterers’ Operations Department:

Attn	: Vessel Coordinator
Address	: BG LNG Services, LLC,
Suite 1200, 5444 Westheimer
Houston, Texas 77056
Telephone	: +1 713 599 3747
Fax	: +1 713 456 2351
E-mail	: shipping@bg-group.com

or to such other addresses as the parties may respectively from time to time designate by notice in writing. Any failure to transmit a copy of the notice to a party listed as entitled to receive a copy shall not in any way affect the validity of any notice otherwise properly given as provided in this Clause.

b)	Any notice required under this charter to be given in writing shall be deemed to be duly received only:

i)	In the case of a letter, whether delivered in course of the post or by hand or by courier, at the date and time of its actual delivery if within normal business hours on a working day at the place of receipt otherwise at the commencement of normal business on the next such working day.

ii)	In the case of a facsimile or e-mail, at the time of transmission recorded on the message if such time is within normal business hours (09:00 - 17:00) in the country of receipt, otherwise at the commencement of normal business hours on the next working day at the place of receipt.

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51.	Invoices

All invoices should be sent to the following contacts and shall be deemed to be duly received as per Clause 51(b):

Pegasus Shipholding S.A.

C/O Dynagas Ltd.

94, Poseidonos Avenue & 2 Nikis Street

166-75 Glyada, Athens Greece

Telephone: +30-210-891-7960

Facsimile: +30-210-894-7275

Attention: LNG Postfixture Departement

Email: lngcoordination@dynagas.com

Cc lngpostfixture@dynagas.com

Cc lngaccount@dynagas.com

Charterers:

Attn	: LNG Chartering Manager
Address	: BG LNG Services, LLC,
Suite 1200, 5444 Westheimer
Houston, Texas 77056
Telephone	: +1 713 599 3962
Fax	: +1 713 456 2351
E-mail	: lngcharters@bg-group.com

52.	Ship Contact details

The Vessel’s contact details are as follows:

*****

53.	Definitions

In this charter, save where the context otherwise requires, the following words and expressions shall have the meanings respectively assigned to them in this Clause;

“*”	means delete as applicable.

“Boil-Off”	means the vapour, which results from vaporisation of LNG in the cargo tanks.

“Cargo Capacity”	means the maximum safe LNG loading limit of the Vessel as per Appendix D.

“Certificate of Financial Responsibility”	means a certificate of financial responsibility as required by the US Oil Pollution Act 1990.

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“Fuel Oil Equivalent”	refers collectively to its two components, fuel oil and Boil-Off gas and is measured in metric tonnes applying the fuel oil equivalent factor set out in Clause 28 (f).

“Fuel Price”	means last invoiced price per increment of volume bunkered in USD $ per metric tonne (or relevant volumetric unit)

“Gas Free”	means the Vessels cargo tanks are free off all natural gas vapour and under an atmosphere of inert gas.

“LNG”	means natural gas liquefied by cooling and which is in a liquid state at or near atmospheric pressure.

“LNG Heel”	means liquid cargo retained in the cargo tanks on completion of discharge.

“LNG Price”	means the ex-ship price of LNG in USD/mmBtu at the port where the LNG was retained, based upon composition of LNG at discharge; except for LNG supplied for cool down at a loading port, and for excess LNG boiled off on ballast leg, where the price will be based on the price charged by the terminal for cool down LNG.

“Service Speed”	shall have the meaning ascribed to it in Appendix C, Article 1. (a).

“BG Group”	mean companies owned directly or indirectly by BG Group plc.

“Radioactivity”	means ionizing radiations from or contamination by radioactivity from nuclear fuel, nuclear waste, or the radioactive properties of any nuclear installation, reactor or other nuclear assembly.

54.	Claim Validity Period

Any claims arising under this charter party must be brought within twelve (12) months of the termination of the Charter Period.

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55.	Eligibility & Compliance

At all times during this Charter:

(a)	the Vessel shall be in all respects eligible under applicable conventions, laws and regulations for, and shall not be prevented for any reason whatsoever from, trading to and from the ports and places permitted in clause 4 of the Charter;

(b)	the Vessel shall comply with all applicable conventions, laws, rules and regulations of any international, national, state or local government entity having jurisdiction and shall have on board for inspection by the authorities all necessary certificates, records, letters and other documents evidencing such compliance, including but not limited to certificates evidencing compliance with international and US oil pollution regulations, SOLAS 1974, as amended, and MARPOL 1973/1978; and

(c)	When trading to the U.S. the Vessel will comply fully with all applicable U.S. Federal, U.S. Coastguard and State laws, rules, orders, regulations, guidelines and circulars now in effect and which may be promulgated (and subsequent amendments and successors thereto) including, but not limited to, the following provisions relating to maritime safety and oil pollution response :

i.	the U.S. Federal Water Pollution Control Act (as amended by the Clean Water Act of 1977 (Water Pollution));

ii.	the U.S. Oil Pollution Act of 1990 and the governmental regulations issued thereunder (“OPA-90”);

iii.	the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980; and

iv.	the U.S. Port and Tanker Safety Act;

v.	the U.S. Coastguard Navigational and Vessel Inspection Circular No. 8-92;

vi.	the Code of Federal Regulations

(d)	the Vessel will have on board throughout the Charter any certificates or other documentation required under the said laws, rules, orders, regulations, guidelines and circulars and evidencing such compliance, and, subject to Clause 4(d) shall include but not be limited to a U.S. Coastguard Certificate of Financial Responsibility for Oil Pollution (“COFR”) together with a similar certificate for hazardous substances and a Tanker Vessel Examination Letter (“TVEL”).

(e)	prior to delivery the Vessel owner or operator will have submitted, and obtained approval from the US Coastguard for a response plan for the Vessel (“VRP”) which meets in full the requirements of OPA-90 and of the US Coastguard and in accordance with which the Vessel will at all times be operated. Charterers shall reimburse Owners for all port specific OPA charges (including but not limited to additional premium to maintain P&I cover) incurred by the Vessel calling at ports in the USA in accordance with Charterers’ orders. Requirements of a similar nature imposed by other countries after the date of this Charter shall be treated in the same way.

(f)	to the extent that the Vessel does not at any time comply with any USCG. regulation now in effect or to be promulgated, all necessary waivers are or will be held. Owners will advise Charterers of all such waivers, including period of validation and reason(s) for waiver.

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(g)	Owners shall ensure that the Vessel is free to trade to the USA and if Certificate of Compliance (CoC) is not available at the commencement of the charter, then an inspection shall be carried prior to arrival at the first USA port or on arrival at the first USA port. Any delay incurred carrying out this initial inspection that exceeds three hours shall be classified as off-hire. Charterers shall provide sufficient notice to Owners to allow Owners to comply with the rules and regulations in USA and LNG Terminals not listed in Appendix A.

(h)	If the Vessel is required to discharge at a US port during this charter, the Owners are required to install an AIS Pilot Plug as defined by SOLAS regulations. Specific regulations can be found in Chapter V, Regulation 19 and in Title 33 Code of Federal Regulations §164.46 Automatic Identification System (AIS), Paragraph (d) “The AIS Pilot Plug, on each vessel over 1600 gross tons on an international voyage, must be available for pilot use, easily assessable from the primary conning position of the vessel, and near a 120 Volt, AC power, 3-prong receptacle.” Additional information regarding proper installation of the AIS Pilot Plug can be found in IMO SN/Circ. 227.

(i)	When calling at LNG terminals located in ports in the European Union, Vessel must be able to meet the requirements of EU Council Directives 1999/32/EC dated 26 April 1999 and 2005/33/EC dated 6 July 2005 either directly or through the Vessels ability to burn natural gas in port and whilst alongside berth. Owners and Charterers to discuss suitability of modifications Owners are required to undertake to ensure the Vessel shall comply with IMO sulphur limits enforced from 1 January 2015.

Any direct delays, and/or expenses arising from Owner’s failure to exercise due-diligence to comply with this clause shall be for Owners’ account and Owners shall fully indemnify Charterers. Charterers shall not be liable for any delay caused by the Vessel’s failure to comply with the foregoing warranty.

For any time lost due to a breach of this clause the Vessel shall be off-hire, and direct expenses incurred due to such breach (including bunkers consumed) shall be for Owners’ account.

56.	Vapour Pressure

Owners undertake that the Vessel will arrive at each discharge port or terminal with the Vessel and its cargo in such a condition that the vapour pressure in the Vessel’s cargo tanks meets the requirements of the discharging port or terminal as advised to Owners. In any event, Owners will follow vapour pressure instructions received from Charterers and will not allow vapour pressure to increase beyond the pressure permitted by Charterers’ voyage instructions

57.	Cargo Transfer Inspection and System Calibration

Charterers may at their option place their cargo transfer inspection representative on board to observe preparation for loading and discharging of cargo during periods when the Vessel is in port, at Charterers expense. Such representative will not, however, under any circumstances order or direct the taking of any particular action by the Vessel or crew or interfere in any way with the Master’s exercise of his authority.

The Custody Transfer Measurement Gauging System (CTMS) shall undergo a full calibration check and recertification by a recognized calibration company at minimum each dry dock. This check shall

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include a full calibration check of the Primary Gauging System, Secondary Gauging System, in tank temperature monitoring system, tank pressure monitoring system, and independent tank hi level alarm(s). The CTMS shall always remain approved and acceptable to Japanese customs.

Charterers shall have access to calibration check reports.

If the Vessel is required to discharge at a Japanese port during this charter, the Owners are required to start Japan customs approval process for the CTMS and cargo tank tables immediately once Charterers notify Owners of intention to discharge at a Japanese port. The Vessel shall comply with Japanese customs approvals requirements throughout the charter period.

58.	Vessel Performance Data

The Vessel shall upon request provide Charterers with daily reports (and other reports to be agreed between Owners and Charterers) including information retrieved from the Vessel’s voyage data recorder and or Kyma Ship Performance software or other equivalent system if fitted onboard. If no performance measuring system is on board Owners shall fit, Charterers specified Kyma system onboard the Vessel at Charterers cost.

If the Vessel is equipped with the Kyma Ship Performance software or equivalent system, Charterers require that Owners run a performance trial at sea once per month. When available, both the ship performance software and the steam analyzer software (or equivalent) shall be used to record information during a minimum one hour trial.

A detailed procedure for carrying out the trial shall be included in Charterers Instructions. Owners agree to send the resulting data and/or summary report of the trial to the Charterers within fifteen (15) days of carrying out each trial.

59.	Third Party Vetting Information

Owners shall permit Charterers to discuss vetting results with third party vetting companies upon Charterers request.

60.	Taxes

All taxes and dues on the Vessel and on the Charter hire, which are imposed by Vessel’s flag state and/or by the country in which Owners are domiciled, shall be for Owners’ account.

61.	U.S. Compliance

Owners represent and guarantee that Owners and the Vessel are not in any way directly owned, controlled by or related to any Cuban, North Korean, Iranian, Myanmar, Libyan, or Sudanese interests.

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62.	Owners’ Defaults

(a)	Each of the following events shall be deemed to be a breach of this Charter and an “Owners’ Default” for the purposes of this Charter:

i.	if any licence, approval, consent, authorisation or registration at any time necessary for Owners to comply with their obligations under this Charter, or in connection with the ownership and operation of the Vessel, is revoked with just cause, withheld or expires or is modified so as to prevent or materially delay the lawful performance by Owners of their obligations hereunder (unless remedied, if capable of remedy, within thirty (30) days);

ii.	if an order is made, or an effective resolution passed, for the compulsory or voluntary winding-up or dissolution of Owners (other than for the purposes of amalgamation or reconstruction in respect of which the prior written consent of Charterers has been obtained) or if Owners suspend payment of or are unable to or admit inability to pay, their debts as they fall due or make any special arrangement or composition with their creditors generally or any class of their creditors;

iii.	if an administrator, administrative receiver, receiver or trustee or similar official is appointed in respect of the whole, or a material part, of the property, assets or undertaking of Owners, and such appointment is not discharged within thirty (30) days of the date of such appointment (unless such appointment is being contested by Owners in good faith by appropriate proceedings) or if Owners apply for, or consent to, any such appointment;

iv.	if any event occurs in relation to Owners in any jurisdiction which has an effect equivalent to any of the events specified in ii) and iii) above;

v.	if an encumbrancer takes possession of, or distress or execution is levied upon, the whole, or a material part, of the property, assets or undertaking of Owners and the same shall not be discharged within thirty (30) days of the date of commencement of such action unless such possession or levy is being contested by Owners in good faith by appropriate proceedings;

vi.	if Owners cease to carry on their business, or dispose of the whole, or a material part, of their property, assets or undertaking without Charterers’ consent;

vii.	if Owners cease to be a corporation duly registered in good standing in its place of incorporation without Charterers’ consent;

viii.	if any of the events specified in ii) to vii) inclusive above occurs (mutatis mutandis) in relation to the Parent Company Guarantor;

ix.	if it becomes impossible or unlawful for Owners to fulfil any of their obligations under this Charter, or for Charterers to exercise any of the rights vested in them by this Charter, or this Charter for any reason becomes invalid or unenforceable or ceases to be in full force and effect or Owners repudiate this Charter;

x.	if the Vessel is arrested as a consequence of any claim or event other than a claim arising by, through or under acts, deeds or omission of Charterers and is not released for any reason from such arrest within thirty (30) days after being arrested;

xi.	if Owners are in material breach of any other provision of this Charter with serious and adverse consequences to Charterers; and Owners have failed to cure such breach

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within a reasonable period of time but in no event longer than thirty (30) days after notice of such breach from Charterers (unless such breach has a shorter cure period hereunder, in which case, the shorter period shall apply.

(b)	Upon the occurrence of an Owners’ Default and at any time thereafter for so long as such default is continuing, and whether or not the Time Charter has commenced, Charterers shall be entitled to terminate this Charter by giving notice in writing to Owners. This Clause 63(b) is without prejudice to any other rights Charterers may have hereunder or at common law.

63.	Charterers’ Defaults

(a)	Each of the following events shall be deemed to be a breach of this Charter and a “Charterers’ Default” for the purposes of this Charter:

i.	if an order is made, or an effective resolution passed, for the compulsory or voluntary winding-up or dissolution of Charterers (other than for the purposes of amalgamation or reconstruction in respect of which the prior written consent of Owners has been obtained) or if Charterers suspend payment of, or are unable to or admit inability to pay, their debts as they fall due or make any special arrangement or composition with their creditors generally or any class of their creditors;

ii.	if an administrator, administrative receiver, receiver or trustee or similar official is appointed in respect of the whole, or a material part, of the property, assets or undertaking of Charterers, and such appointment is not discharged within thirty (30) days of the date of such appointment (unless such appointment is being contested by Charterers in good faith by appropriate proceedings) or if Charterers apply for, or consent to, any such appointment;

iii.	if any event occurs in relation to Charterers in any jurisdiction which has an effect equivalent to any of the events specified in (ii)) and (iii)) above;

iv.	if an encumbrancer takes possession of, or distress or execution is levied upon, the whole, or a material part, of the property, assets or undertaking of Charterers and the same shall not be discharged within thirty (30) days of the date of commencement of such action unless such possession or levy is being contested by Charterers in good faith by appropriate proceedings;

v.	if Charterers cease to carry on their business, or dispose of the whole, or a material part, of their property assets or undertaking without Owners’ consent;

vi.	if Charterers cease to be a corporation duly registered in good standing in its place of incorporation without Owners’ consent;

vii.	if it becomes impossible or unlawful for Charterers to fulfil any of their obligations under this Charter or for Owners to exercise any of the rights vested in them by this Charter, or this Charter for any reason becomes invalid or unenforceable or ceases to be in full force and effect or Charterers repudiate this Charter;

(b)	Upon the occurrence of a Charterers’ Default and at any time thereafter for so long as such default is continuing, and whether or not the Time Charter has commenced, Owners shall be entitled to terminate this Charter by giving notice in writing to Charterers. This Clause 64(b) is without prejudice to any other rights Owners may have hereunder or at common law.

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64.	Quiet Enjoyment

The Owners acknowledge that the Charterers shall be entitled to the quiet enjoyment and use of the Vessel under this charter throughout the charter period without interruption.

Any mortgage, lien, claim, encumbrance or security interest of whatsoever nature on the Vessel, shall be subordinate to any right the Charterer has, and exist without any prohibition to the Charterer and shall not limit in any way the Vessels ability to perform this Charter or limit in any way the trading limits of the Vessel. Owners shall disclose this Clause, 64, when such a mortgage, lien, claim, encumbrance or security interest of whatsoever nature on the Vessel will be secured.

65.	Rights of Third Parties

No provision of this Charter shall, under the Contracts (Rights of Third Parties) Act 1999, confer any benefit on, nor be enforceable by, any person who is not a party to this Charter.

66.	Health, Safety, Security & Environmental Reporting and Requirements

(a)	Owners shall ensure that all crew and supernumeraries are provided an orientation training programme to the Vessel with training relevant under the SMS. Owners shall ensure that all subcontractors visiting the Vessel shall receive a briefing or information on the parts of the SMS relevant to their visit and comply to the owner’s HSSE policies and procedures during the visit.

(b)	Owners shall document and report immediately to Charterers any incidents of environmental damage, any unforeseen activity or event which could have led to environmental damage as per ISO 14001 Standards, release or venting of hydrocarbons, breaches or potential breaches of environmental regulations or complaint from local groups, organisations including enforcement agencies or individuals;

(c)	If requested by the Charterers and mutually agreed by both parties, Owners may participate in an emergency response exercise;

(d)	In the event of a fatality in connection with the charter of the Vessel, Owners are to notify Charterers immediately. In the event of a lost time injury, Owners shall notify Charterers in writing, within seven (7) days of the incident and Charterers may be invited to participate in any subsequent incident investigation;

(e)	Owners shall implement a Behavioural Based Safety (“BBS”) observation system or equivalent. Owners shall submit a minimum of (five) 5 BBS observations per month, using the form set forth in Appendix B;

(f)	Owners shall submit to Charterers a monthly written report, within ten (10) days of the end of each month that the Vessel is on hire, detailing all accidents/incidents and environmental reporting requirements, in accordance with the “Safety and Environmental Monthly Reporting Template” appended hereto (Appendix B) as identified by the Owners reporting requirement;

(g)	Owners shall maintain HSSE records sufficient to demonstrate compliance with the requirements of the SMS and provide Charterers the right to confirm compliance with HSSE requirements by audit of Owners, including but not limited to the right to audit and review Owners facilities, services and/or performance of its activities as mutually agreed by the Owners;

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67.	Brokers Commission

The broker for this arrangement is Poten & Partners. The brokerage fee is 1.25% of the charter hire, which is to be paid by Owners.

Appendix A:	List of Primary Terminals.

Appendix B:	Safety and Environmental Monthly Reporting Template

Appendix C:	Detailed Performance Criteria

Appendix D:	LNG Form C for the Vessel

Appendix E:	Crew Experience Matrix

Agreed and signed by Owners		Agreed and signed by Charterers

/s/ Efstratios Athanasakos		/s/ B. A. Bhat
Name:	Efstratios Athanasakos	Name:	B. Amrit Bhat

Title:	Attorney in Fact	Title:	Director – Methane Services Limited

Date:	19 May 2011	Date:	18 May 2011

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APPENDIX A – List Of Primary Terminals

LNG/C CLEAN ENERGY - COMPATIBILITY INDEX

NO.	TERMINAL		REMARKS	NO.	TERMINAL		REMARKS
1	Arun North			32	Kawagoe		
2	Arun South			33	Lake Charles		
3	Badak; Bontang-3			34	Marmara Ereglisi		
4	Barcelona			35	Mejillones		
5	Bethioua M5			36	Montoir Upstream		
6	Bilbao			37	Montoir Downstream		
7	Bintulu No.1			38	Niigata		
8	Bintulu No.2			39	Ohgishima		
9	Bintulu No.3			40	Paria Peninsular		
10	Bonny			41	Pipavav		
11	Brunei			42	Point Fortin		
12	Canvey Island			43	Pyeong-Taek No.1		
13	Cartagena			44	Pyeong-Taek No.2		
14	Chita L-1			45	Qalhat		
15	Chita L-2			46	Ras Laffan No.1		
16	Cove Point North			47	Ras Laffan No.2		
17	Cove Point South			48	Revithousa		
18	Dabhol			49	Senboku No.2-1		
19	Adgas - Das Island			50	Senboku No. 2-2		
20	Elba Island			51	Shimizu - Sodeshi		
21	Ensenada			52	Snohvit (non winter period)		
22	Everett			53	Sodegaura No.2		
23	Fos Cavaou			54	Sodegaura No.3		
24	Futtsu NO.1			55	Sunrise		
25	Futtsu NO.2			56	Tong Yeong		
26	Higashi Ogishima			57	Withnell bay		
27	Himeji			58	Yokkaichi		
28	Huelva			59	Yung-An No.1 (East)		
29	Idku			60	Yung-An No.2 (West)		
30	Inchon No.1			61	Zeebrugge		
31	Inchon No.2						

62	Dahej			63	Damietta		
64	Hazira			65	Lake Charles (East)		
66	Ras Laffan No.3			67	Guang Dong		
68	Elba Island North			69	Elba Island South		
70	Sagunto			71	Punta Europa		
78	Fujian			79	Aliaga - Ege Gaz		
80	Altamira			81	Milford Haven - Dragon		
82	Freeport			83	Ras Laffan No.4		
84	Ras Laffan No.5			85	Shanghai		
86	Canaport			87	Negishi		
88	Quintero						

Note: Prepared based on the information from shipowner, SIGTTO and other shipowners. Therefore if you have the latest data for the above terminals or want to update the ship-shore compatibility although it was filled in confirmation list.

*** FOR LNG TERMINALS NO. 1-69, SHIP BUILDER COMPATIBILITY STUDY IS AVAILABLE

*** PREVIOUS COMPATIBILITY CHECK COMPLETED

*** LNG TERMINALS VISITED

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APPENDIX B – Safety and Environmental Monthly Reporting Template

The items below (1 through 6) are included in the electronic monthly report which will be sent out to the Vessel and which shall be filled out on board, and sent back to Charterers.

Persons on board:

No. of officers

No. of ratings

No. of stewards

No. of cadet & supernumeraries

Incidents details for the reporting month:

No. and details of LTI’s

No. and details of Restricted Work Day Cases

No. and details of Medical treatment cases

No. and details of First Aid Cases and Work Related in Illnesses

No. and details of Near Miss reports

Quality Performance:

No. Port State Control Detentions

No. of Port State Control Deficiencies

No. of non-conformities or observations from external parties

No. of critical equipment work orders overdue

% PMS work orders overdue

No. of control loops on

No. of active safety system overrides

Pollution Management – General

Monthly cargo discharged

Monthly distance steamed

Oil spills

LNG venting

Refrigerant gas consumption / type / equipment

Pollution Management - Fuel Consumption:

HFO Consumed/ Sulphur %/ Equipment

MDO consumed/ Sulphur %/ Equipment

MGO consumed/ Sulphur %/ Equipment

BOG Consumed/ Equipment

Pollution Management - Waste Management:

Estimated amount discharged at Sea (CAT 1-6)

Non- hazardous - Disposed to shore

Non- hazardous - Amount incinerated

Hazardous - Disposed to shore

Hazardous - Amount incinerated

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APPENDIX C – Detailed Performance Criteria

CONTENTS

Article 1.	Speed Warranties

Article 2.	Timeliness

Article 3.	Guaranteed Daily Fuel Consumption

Article 4.	Definitions for Fuel Consumption Calculations

Article 5.	Basis of Calculation for Fuel Consumption

Article 6.	Actual Fuel Consumption on a Voyage

Article 7.	Guaranteed Maximum Boil-Off

Article 8.	Boil-Off Calculations

Article 9.	Spray Cooling, Forced Vaporisation and use of Boil-Off

Article 10.	Provisions for Gauging

Article 11.	Underwater Cleaning / Waiting at Anchorage

Article 12.	Interpretation

Article 13.	Weather Limits for Performance Warranties

Article 14	Claim Validity Period

1.	Speed Warranties

(a)	Owners guarantee that the Vessel is capable of steaming and, subject to Article 1(b), shall steam at the Laden Service Speed or the Ballast Service Speed as set out in Clause 28(a) and (b) as applicable (the “Service Speed”).

(b)	Charterers may order the Vessel to steam at the Service Speed or at any lesser average speed but not less than the Minimum Speed as set out in Clause 28 (c) and not at a greater average speed, except with Owners’ consent, which shall not be unreasonably withheld. For the avoidance of doubt, it is agreed that Owners may decline orders to steam at any lesser average speed than the Minimum Speed or at any greater average speed than the Service Speed for operational reasons.

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2.	Timeliness

(a)	Prior to each voyage Charterers may, subject to Article 1(b), instruct the Vessel to proceed so as to arrive at the pilot boarding station at each port at a given date and time (the “Scheduled Arrival Time” or “SAT”). Provided however:

(i)	In the event that Charterers fail to provide a SAT to Owners the SAT shall be deemed to be the estimated arrival time of the Vessel assuming the Vessel steams at the Service Speed by the shortest safe route to the named port measured from pilot station to pilot station (a “Sea Passage”) (or the route specified by Charterers, if different) from the time Charterers instruct the Vessel to proceed.

(ii)	The SAT shall in any event not be earlier than the estimated arrival time calculated in accordance with Article 2(a)(i).

(iii)	Subject to Article 1(b), Charterers may amend the SAT from time to time during or prior to each voyage to accommodate changes in circumstances concerning the voyage (the “Amended SAT”).

(iv)	The speed at which the Vessel needs to steam in order to meet the SAT or the Amended SAT or any permissible speed ordered by the Charterers shall be a “Guaranteed Speed”.

(b)	Charterers shall compare the actual time of arrival of the Vessel at the pilot station at each port with the SAT save that if the SAT was amended solely for reasons not attributable to any failure in performance by the Vessel, then such comparison shall be made with the Amended SAT.

(c)	If the Vessel arrives at the pilot station at the arrival port not later than three (3) hours after the SAT or Amended SAT, where applicable, the Vessel shall be deemed to have arrived “On Time”. If the Vessel arrives at the pilot station more than three (3) hours after the SAT, or Amended SAT where applicable, the Vessel shall be deemed to have arrived “Late”.

(d)	Subject to Article 2(e) and (f), Charterers shall be entitled to make a deduction from hire in respect of any period by which the Vessel arrives Late.

(e)	Notwithstanding the foregoing but subject to Article 2(f), Charterers shall not be entitled to make any deduction from hire if the Vessel arrives Late to the extent that such late arrival is caused by one or more of the following during the voyage:

(i)	the incidence of bad weather, being any day in which the Vessel has to proceed in wind force in excess of Beaufort Force 5 for more than 12 (twelve) hours noon to noon, or

(ii)	poor visibility, or

(iii)	congested waters, or

(iv)	alterations in speed or course to avoid areas of bad weather, or

(v)	any period spent at a waiting area following arrival, or

(vi)	the saving of life or (with Charterers’ consent) property, (Article 2(e)(i)(ii)(iii)(iv) and (v) being known as “Restricted Periods”), or

(vii)	any period when the Vessel is off-hire at sea on any individual voyage. The master shall record in his daily noon report the time lost in the previous 24 hours due to any of the matters referred to in this Article 2(e).

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(f)	If the Vessel arrives Late the following calculation shall be made to assess the period in respect of which Charterers shall be entitled to deduct hire. The speed of the Vessel shall be calculated over the Sea Passage excluding all Restricted Periods (the “Achieved Speed”). If the Achieved Speed equals or exceeds the Guaranteed Speed Owners shall be deemed to have met the speed warranties. If the Achieved Speed is less than the Guaranteed Speed Charterers shall apply the Achieved Speed to the total Sea Passage and the time at which the Vessel would have arrived if steaming at the Achieved Speed shall be the Deemed Arrival Time. Charterers shall be entitled to deduct hire to the extent to which the Deemed Arrival Time exceeds the SAT by more than three hours.

(g)	The relationship between this Article 2 and Clause 23 shall be as follows:

(i)	Periods of off-hire under Clause 23 shall be excluded for all purposes from calculations under this Article 2.

(ii)	Article 2 shall apply to deal with lateness to which Clause 23 does not apply pursuant to Clause 23 (b).

3.	Guaranteed Daily Fuel Consumption

(a)	Owners guarantee that subject to the other provisions of Appendix C, the maximum daily fuel consumption of the Vessel for all purposes shall not exceed the quantities tabulated in Clause 28(e) and, where applicable shall be prorated between the speeds shown.

(b)	The average speed in knots on any Voyage (as defined in Article 4) shall be calculated by reference to the observed distance steamed and the duration of the Voyage, but excluding from the calculation of average speed the duration of all off-hire periods and distance covered in such periods and excluding the distance covered during any deviation which is not an off-hire period because the Vessel arrives On Time.

4.	Definitions for Fuel Consumption

(a)	In this Appendix C:

(i)	“EOP” means the time the Vessel records End of Passage on arrival after any voyage.

(ii)	“FAOP” means the time the Vessel proceeds Full Away On Passage from her departure point on a voyage.

(iii)	“fuel” refers collectively to its two components, fuel oil and Boil-Off, measured in tonnes of Fuel Oil Equivalent, while “fuel oil” refers only to the oil component of the fuel.

(b)	For the purpose of fuel consumption calculations a voyage shall, where applicable, be divided into separate segments (each a “Voyage”). A Voyage shall be deemed to have started either:

(i)	at FAOP or

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(ii)	immediately after an off-hire period, or

(iii)	at the time the Vessel alters speed to comply with an amended SAT or otherwise pursuant to Charterers’ orders as the case may be.

(c)	A Voyage shall be deemed to have ended either:

(i)	at EOP, or

(ii)	immediately before an off-hire period, or

(iii)	at the time the Vessel alters speed to comply with an amended SAT or otherwise pursuant to Charterers’ orders as the case may be.

5.	Basis of Calculation for Fuel Consumption

(a)	For each Voyage the guaranteed fuel consumption shall be calculated by multiplying the maximum daily consumption as determined pursuant to Article 3 by the duration of the Voyage calculated on the assumption that the Vessel steamed at the Guaranteed Speed. In calculating both the guaranteed fuel consumption and the actual fuel consumption Restricted Periods pursuant to Article 2(e) shall be excluded. Subject as hereinafter provided, there shall be a saving of fuel for that Voyage equal to the amount by which the guaranteed fuel consumption exceeds the actual fuel consumption and an excess consumption for that Voyage equal to the amount by which the actual fuel consumption exceeds the guaranteed fuel consumption. Such saving or excess shall be adjusted to take into account the Restricted Periods by dividing such saving or excess by the number of miles over which the fuel consumption has been calculated and multiplying by the same number of miles plus the miles steamed during the Restricted Periods in order to establish the total saving or excess in fuel consumption for the Voyage.

(b)	If on any Voyage the Vessel has to steam faster than the Service Speed or slower than the Minimum Speed pursuant to Charterers’ orders, or in order to achieve the SAT (provided this is not attributable to any failure of performance by the Vessel), the Vessel shall be deemed to have complied with the fuel consumption guarantees for the duration of such Voyage.

(c)	Owners’ warranties relating to speed and fuel consumption shall not apply to the period between the end of one Voyage and the start of the next Voyage as described in Article 4.

(d)	As soon as practicable after receipt of the necessary voyage returns, Charterers shall furnish Owners with their calculations determining fuel consumption on each Voyage.

(e)	At the conclusion of the charter period or annually (whichever occurs first) (the “Performance Period”), the quantities of excess fuel used and the quantities of fuel saved on all voyages in the Performance Period shall each be added up. The total of fuel saved for the Performance Period shall then be subtracted from the total of excess fuel used for the Performance Period and if the balance is positive Charterers shall deduct from hire due under Clause 11 an amount calculated by multiplying the net excess quantity of fuel consumed for the Performance Period by the weighted average price paid by the Charterers for fuel oil for the Vessel over the Performance Period in question. If the balance is zero or negative, Owners shall be deemed to have complied with their Fuel consumption obligations for the Performance Period.

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6.	Actual Fuel Consumption on a Voyage

(a)	The actual fuel consumption on a Voyage shall, subject to Article 6(b), be the sum of,

(i)	the fuel oil consumed during the Voyage (expressed in tonnes ) and excluding any fuel oil used in any off-hire period on that voyage; and

(ii)	the fuel equivalent of the total volume of cargo lost as Boil-Off during the Voyage (expressed in tonnes of Fuel Oil Equivalent) excluding any Boil-Off in any off-hire period on that voyage and excluding any Boil-Off in excess of guaranteed maximum Boil-Off under the provisions of Article 8.

(b)	For the purpose of this Article 6 the Fuel Oil Equivalent of the LNG lost as Boil-Off which is available as fuel during the voyage shall be assumed to be the total volumetric loss of the cargo, measured in cubic meters, as determined from the difference between gaugings at the loading and discharging ports (in accordance with Article 9), pro rated for the difference between the on hire voyage and gauging times and multiplied by the Fuel Oil Equivalent factor set out in Clause 28(f).

7.	Guaranteed Maximum Boil-Off

(a)	Owners guarantee that Boil-Off shall not exceed:

(i)	the maximum laden Boil-Off percentage stated in Clause 28(g); and

(ii)	the maximum ballast Boil-Off percentage stated in Clause 28(h).

(b)	If Charterers give orders that require the temperature or vapour pressure of a cargo to fall during a laden sea passage and that order is complied with, the Boil-Off guarantee shall be deemed to have been complied with on that sea passage.

8.	Boil-Off Calculations

(a)	The Boil-Off excess or saving on any sea passage shall be calculated by comparing the guaranteed Boil-Off for the sea passage (i.e. the daily guaranteed maximum Boil-Off multiplied by the time between gaugings) with the actual Boil-Off.

(b)	The actual amount of Boil-Off on a sea passage shall be calculated by subtracting the volume of LNG contained in the Vessel’s tanks at gauging after the sea passage from the volume therein at gauging before the sea passage.

(c)	If the Vessel was off-hire during any sea passage the excess or saving shall be pro rated in the same proportion as the time on hire is to the total time between gaugings.

(d)	At the conclusion of the charter period or annually (whichever occurs first) (the “Performance Period”), the quantities of excess Boil-Off and the quantities of Boil-Off saved on all trips in the

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Performance Period shall each be added up. The total Boil-Off saved for any such period shall then be subtracted from the total excess Boil-Off in the same period and if the balance is positive Charterers may deduct from hire due under Clause 11 an amount calculated by multiplying the said balance by the LNG Price or, if more than one LNG Price is applicable during the Performance Period, the arithmetical average of such LNG Prices. If the balance is zero or negative, then Owners shall be deemed to have complied with this Clause for the Performance Period.

9.	Spray Cooling, Forced Vaporisation and use of Boil-Off

(a)	If on any sea passage, Charterers order the Vessel to force vaporise LNG to for whatever reason and the order is complied with, the Boil-Off guarantee shall be deemed to have been complied with on that sea passage.

(b)	The master shall notify Charterers if he is of the opinion that the Vessel will not, on arrival at the loading port, be able to commence bulk loading within half an hour after cooling of the loading arms even with spray cooling on the ballast sea passage.

(c)	Without prejudice to any of Owners’ or Charterers’ obligations under this Article 9; if Owners intend to order spray cooling at any time during the charter period, Owners agree, if requested by Charterers, to discuss the reasons and technical basis for spray cooling

(d)	Subject to the provisions of this charter, Owners shall have free use of Boil-Off. Owners shall exercise due diligence to minimise the use of the steam dump system during the normal operation of the vessel. At no time during the charter period, (except for safety reasons) shall the Vessel use the vent system as a primary means of controlling the cargo tank pressures. Any such safety related venting, or venting caused by any other reason, shall immediately be reported to Charterers (as required in Appendix B) with full explanation as to why venting was required and duration and quantity of venting.

10.	Provisions for Gauging

(a)	The time at which any volume of LNG is determined is referred to in this charter as a gauging time.

(b)	In relation to any laden sea passage the cargo volume on loading at the start of the laden sea passage shall be the volume of LNG contained in the Vessel’s cargo tanks measured promptly after the closing of the Vessel’s manifold vapour return valve in the loading port and on discharge at the end of the laden sea passage shall be the volume of LNG contained in the Vessel’s cargo tanks measured promptly before the opening of the Vessel’s manifold vapour return valve in the discharge port.

(c)	In relation to any ballast sea passage the LNG heel volume after discharge (i.e. at the start of the ballast sea passage) shall be the volume of LNG contained in the Vessel’s cargo tanks measured promptly after the closing of the manifold vapour return valve in the discharge port and the LNG heel volume on loading (i.e. at the end of the ballast sea passage) shall be the volume of LNG contained in the Vessel’s cargo tanks measured promptly before the opening of the Vessel’s manifold vapour return valve in the loading port.

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11.	Underwater Cleaning / Waiting at Anchorage

(a)	Charterers may request Owners at any time to arrange for the cleaning afloat of the Vessels’ underwater hull and propeller whereupon Owners shall arrange for the said cleaning to take place provided that:

(i)	the Vessel is free of cargo but may be under vapour if permitted by the port authority and;

(ii)	in Owners’ opinion such cleaning will not damage in any way the Vessel’s underwater hull coatings and;

(iii)	such cleaning afloat can be carried out safely at a place approved by Owners and where the water is sufficiently clear for an underwater survey to be made of cleanliness of the Vessel’s hull and propeller immediately thereafter;

(b)	The cost of such underwater hull and propeller cleaning and underwater survey referred to in Article 11 (a) shall be for Charterers’ account and the Vessel shall remain on hire for their duration. If the underwater survey shows that both the Vessel’s underwater hull and propeller are clean, a successful cleaning shall be deemed to have occurred.

(c)	If Charterers order the Vessel to wait at anchorage or in lay up for more than 20 days on any one occasion or more than 60 days comprising periods of not less than 5 days each in any period of 6 months, and, if as a result of such waiting or lay up Owners have good reason to believe that the performance of the Vessel or her fuel consumption is affected and speed and/or fuel warranties can no longer be met because of fouling then Owners shall so state by written notice to Charterers and if Charterers request, shall carry out an underwater inspection at Charterers’ expense to see if there is fouling of the hull and/or propeller.

To prevent hull fouling from marine growth during charter period, wherever practically possible, Charterers are required to steam the Vessel for a period of 24 hours, every 7 days after anchoring, at a speed between 14 and 15 knots.

(d)	If as a result of the aforesaid inspection, Owners consider that there is evidence of such fouling then if Charterers so request, Owners shall arrange and carry out cleaning afloat of the Vessel’s underwater hull and propeller provided that the provisions of Article 11 (a)(i), (ii) and (iii) apply.

(e)	The cost of such underwater hull and propeller cleaning and underwater survey referred to in Article 11 (d) shall be for Charterers’ account and the Vessel shall remain on hire for their duration. If the underwater survey shows that both the Vessel’s underwater hull and propeller are clean, a successful cleaning shall be deemed to have occurred.

(f)	If any inspection pursuant to Article 11 (c) reveals the presence of hull or propeller fouling, or if Charterers decline to request an inspection following receipt of a notice from Owners under Article 11 (c), then from the time Owners give written notice that performance is affected by fouling, Owners shall be deemed to have complied with the speed and fuel warranties until the completion of the next periodic dry-docking or successful cleaning, whichever occurs sooner.

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12.	Interpretation

(a)	In this Appendix C, “Article” shall mean an Article of this Appendix, and “Clause” shall mean a Clause of the charter.

(b)	In the event of any conflict between the charter and Appendix C, Appendix C shall prevail.

13.	Weather Limits for Performance Warranties

Speed, boil-off and fuel consumption warranties defined in this Appendix are not valid under weather conditions in which the Vessel has to proceed in wind force in excess of Beaufort Force 5 for more than 12 (twelve) hours noon to noon.

For the purposes of calculating claims, the Wind Force reported in the Master’s noon report shall be used. Charterers may employ the services of a reputable weather reporting company at their own cost. In any dispute, the weather reporting company numbers shall prevail.

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APPENDIX D – Gas Form C

Hyundai Heavy Industries S No. 1748

FORM C (GAS)

SPECIFICATIONS OF THE VESSEL AND THE GAS INSTALLATION WHICH ARE REPRESENTATIONS BY THE OWNERS.

A.	VESSEL’S CHARACTERISTICS

PREAMBULE

S/S	:	LNG CARRIER “CLEAN ENERGY”

OWNER	:	PEGASUS SHIPHOLDING S.A.

OPERATOR	:	PEGASUS SHIPHOLDING S.A.

FLAG	:	Marshall Islands

BUILT	:	2007

DATE OF DELIVERY	:	2nd MARCH 2007

CLASS:	LR+100A1 Liquefied Gas Tanker Ship type 2G, Methane (LNG) (membrane tank 0.25 bar, -163C, 500 kg/m3), IWS “Ship Right (SDA. FDA + CM)” + LMC. UMS. ICC. NAV1. IBS. SCM. EP. LI. BWMP (S) SERS with descriptive note “pt HT steel” SEA (HSS-4L, VDR)

GRT	International:	100,244	Suez:	103,525.75 MT	Panama: N.A.
NRT	International:	30,073	Suez:	88,241.74 MT	Panama: N.A.

IS VESSEL BUILT ACCORDING TO:        USCG REGULATIONS?            YES

HAS VESSEL RECEIVED USCG APPROVAL?            YES

HULL :
LOA	:	288.18 m
LBP	:	275.00 m
BREADTH	:	44.20 m
DEPTH (moulded)	:	26.00 m
SUMMER DRAFT(moulded)	:	12.35 m
SUMMER DRAFT (extreme)	:	12.37 m	(Corresponding deadweight : 85,513 T)
DESIGNED DRAFT	:	11.35 m
LIGHT WEIGHT	:	30,812.3 T
FWA	:	0.274 m
KTM	:	52.54 m	(Antenna + Xmas tree lowered : 50.75 m)

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68.	ESTIMATED DRAFT WITH FULL CARGO AND FULL BUNKERS

Product	Draughts (moulded)			Corresponding
LNG	Forward	Mean	Aft	Deadweight
Designed draught	11.35 m	11.35 m	11.35 m	74,994 MT
Max draught	12.37 m	12.37 m	12.37 m	85,513 MT

Immersion at draft :	11.35 m= 104.0 MT/cm
12.35 m= 106.0 MT/cm

COMMUNICATION EQUIPMENT

CALL LETTERS	:	*****
RADIO STATION NORMALLY WATCHED	:	YES
RADIO TELEX (NBDP)	:	YES - MMSI : *****
RADIO TELEPHONY	:	YES
VHF	:	YES
SATELLITE COMMUNICATION “F-77”	:	*****

SATELLITE COMMUNICATION “F-33”	:	*****

SATELLITE COMMUNICATION “C”	:	*****

IRIDIUM	:	*****

E-MAIL ADDRESS	:	*****

MACHINERY

MAIN ENGINE	-Make and type	:	Main Turbine Maker : Kawasaki Japan : One (1) set
Type : KHI – UA400
Two Cylinder Cross Compound Marine steam turbine, consisting of a HP turbine and LP turbine with built-in astern turbine.
	- Service power	:	MCR 39,000 BHP @ 88 rpm
	- Normal output	:	35,100 BHP @ 85 rpm.
	- Grade of fuel used	:	up to 700 cSt @ 50 ºC

AUXILIARIES	- Type and make	:	Two (2) sets of Turbogenerators SHINKO RG 92-2
Multi-stage, impulse type with reduction gear.
	- Service power	:	3,850kW each
	- Type and make	:	One (1) set of Diesel Generator
HHI-MAN B&W 9L34/40
4-stroke trunk piston type.
	- Service power	:	3,850 kW.

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SPEED

The guaranteed average sea speed at the designed draft of 11.35m, on even keel and on a year period shall be ***** under weather conditions not exceeding Beaufort scale 5, 50% LOADED – 50% BALLAST.

CONSUMPTION / DAY

AT SEA:

MAIN ENGINE

Speed	100 % HFO (HCV 10,280 kcal/kg)
*****	*****

IN PORT:

AUX. ENGINE	***** T/day in case D/G running only.

BOILERS	***** T/day depending on operations

PERMANENT BUNKER CAPACITY ALLOWING AN ULLAGE OF 95%

HFO (incl. low sulphur oil)	6,784.3 MT	(SG – 0.99 MT/m3)
DIESEL (MDO+GO)	360.1 MT	(SG – 0.85 MT/m3)
LUB OIL	308.0 MT	(SG – 0.90 MT/m3)

B. CARGO INSTALLATIONS

1. TRANSPORTABLE PRODUCTS AND RESPECTIVE QUANTITIES, calculated in accordance with IMO - maximum filling formula.

Cargo tanks	100% capacity At 20 deg C Excluding dome	98.5 % capacity At –160[o] C Excluding dome	98 % capacity At –160[o] C Excluding dome	LNG 98 % filling SG: 0,50 @ –163°C Excluding dome

	(m3)	(m3)	(m3)	MT

Tank 1	24,611.108	24,241.941	24,118.886	12,059.443
Tank 2	43,219.474	42,571.182	42,355.085	21,177.542
Tank 3	43,258.228	42,609.355	42,393.063	21,196.531
Tank 4	38,666.466	38,086.469	37,893.137	18,946.568

TOTAL	149,755.276	147,508.947	146,760.171	73,380.084

Note : MAX DENSITY OF CARGO: 500kg/m3.

2. OTHER TRANSPORTABLE PRODUCTS

NIL

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3. TANKS

3.1. Working pressure	:	Between 70 – 200 mbar g
3.2. Valve setting	:	0.25 bar g (opening)
0.22 bar g (closing)
3.3. Maximum vacuum obtainable	:	–1 kPa g (safety valve)
3.4. Maximum specific gravity	:	0.500 MT/m3
3.5. Maximum temperature acceptable	:	–163°C (0°C = 273 K)

4. LOADING RATE

4.1. ex atmospheric storage, with gas return :

About 13,500m/hr at not more than 2.0 bar g pressure at the flange connection between ship and terminal.

Loading full cargo within 12 hours using three (3) liquid manifolds and a vapour manifold excluding cooling down time and provided ample vapour return facilities on shore.

without vapour return : N/A.

4.2 UNLOADING

About 14,400 cm/hr with a back pressure at the flange connection between ship and terminal not exceeding 100 mlc of liquid LNG of S.G. 0.47 measured inboard of the manifold strainer with cargo tanks at mid level.

Unloading full cargo within 12 hours using three (3) liquid manifolds and a vapour manifold excluding build up period for starting pumps and slow down or stripping at the end of unloading.

5. CARGO PUMPS.

5.1.	Main cargo pumps :

Type	:	electric motor driven submerged vertical centrifugal 16EC-24
Make	:	EBARA International Corp.
How many	:	Eight (8) (2 per tank)
Maximum specific gravity	:	0.500 T/m3

5.2.	Capacity each (CBM/hour) : 1,800 m3/h at 155 m. T.H.

Two speed or variable speed : No
Max Working pressure LNG 10.0 kg/cm2 g

5.3.	Location: within cargo tanks
Removable: No

5.4.	Stripping / Spray pumps : Four (4) (1 in each tank)

Type:	Electric motor driven, Vertical, Centrifugal, Submerged, 2EC-12
Maker: EBARA International Corp.

5.5.	Capacity (CBM/hour) : 50 m3/h x 145 m.T.H. (S.G. max 0.500 T/m3)
Max Working pressure : LNG 10.0 kg/cm2 g

5.6.	Location : within cargo tanks

5.7	Emergency cargo pump : One (1)

Type:	Electric motor driven, Vertical, Centrifugal, Submersible 8ECR-12
Maker:	EBARA International Corp.

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5.8	Capacity (CBM/hour) : 550 m3/h 155 m.T.H. (S.G. max 0.500 T/m3)

5.9	Location : Deck Store (can be installed in cargo tanks 1, 2, 3 & 4)

5.10	What amount of cargo remains in tank after completion pumping before stripping:

- liquid	:	abt. 1198 m3 on evel keel condition
- vapour	:	N/A

6. STRIPPING

6.1.	Stripping system if any: See above paragraph 5.4 for Stripping/spray pumps. .

6.2.	Time required to remove all traces of liquid cargo as stated in 5.10 for about four (4) hours

7. CARGO COMPRESSORS

7.1.	Type	:	High Duty Compressors CM400/55
	Maker	:	Cryostar
	How many	:	Two (2) sets, 32,000 m3/h each.
	Total flow	:	64,000 m3/h

7.2.	Are compressors oil free: Yes

7.3.	Type	:	Low Duty Compressors CM300/55
	Maker	:	Cryostar
	How many	:	Two (2) sets, 8,500 m3/h each
	Total flow	:	17,000 m3/h

8. INERT GAS SYSTEM

8.1.	Does the vessel use inert gas ?	:	Yes
	Maker	:	Smit Gas Inert Gas Generator (one (1) set)
	If so, state utilization and quantities	:	Inerting, drying & aeration.
Capacity : 15,000 Nm3/h

8.2.	Can the vessel produce inert gas ?		Yes

If so, state type and composition of gas produce

O2	Max 0.5 % by volume
CO	Max 100 ppm by volume
SOx	Max 10 ppm by volume
Nox	Max 100 ppm by volume
CO2	about 14.0 % vol by volume
N2	Balance

Dew point : –45ºC @ atmospheric pressure

8.3.	Maximum capacity : 15,000 Nm3/h with discharge press. 250 mbar g

8.4.	State if there are storage facilities for inert gas on board: No

8.5.	State if any supply of nitrogen may be required: Yes

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- for what purpose	:	Breeding in insulation spaces of the cargo tank to maintain pressure, purging of the gas fuel line, cargo pipes, vent masts, fire extinguishing in the vent masts , purging of boiler hood headers and for sealing of cargo compressors glands.

- what quantities	:	Two (2) sets of Nitrogen generators.
Type	:	Membrane separation, low pressure.
Maker	:	Air Products
Capacity	:	125 Nm3/h with dewpoint –65ºC , each
Tank	:	One (1) N2 Buffer tank 30 m3 capacity at pressure 1020 kPa

9. GAS FREEING

9.1.	State method used giving all details:

•	Introducing inert gas into cargo tanks for replacement of warm vapours.

•	Introducing dry air into cargo tanks for replacement of inert gas.

Dry air blowers (IGG Plant) : Two (2) sets, each 7,500 Nm3/h

9.2.	State time required for gas freeing	:	about 36 hours (warm up)
“ 20 hours (inerting)
“ 20 hours (aeration)
about 76 hours in total

Time required for displacing IG with dry air : about 20 hours

9.3	State consumption of inert gas if any : about 300,000m3

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10. CHANGING GRADE

10.1 From A to B : From completion discharge of cargo A, time required in hours and other gas in CBM.

A B	LNG	INERT GAS	DRY AIR
LNG		CH4 less than 2 % Vol 20 hours 300,000 m3 Inert gas
INERT GAS	CO2 less than 1% Vol 20 hours 280,000 m3 LNG		O2 = 20 % Vol 20 hours 300,000 m3 Dry air
DRY AIR		O2 less than 2 % Vol 20 hours 300,000 m3 Inert gas

Warming up / inerting : Total about 56 hrs

Cooling down : about 15 hrs Tank mean temperature : -130 ºC

10.2.	Can this operation be carried out at sea?		Yes

10.3.	Can the ship measure the number of LNG in a vapour phase?		No

10.4.	Has vessel deck tank for changing grade/cooling operations?		No

10.5.	Deck tanks :	N/A

11. COOLING BEFORE LOADING

For fully-refrigerated ship what quantity of cargo is needed and time required, to pre-cool tanks to have them ready to load. (Starting with tanks at ambient temperature filled with cargo vapour and with no vapour return to shore.)

CARGO	MT	HOURS

LNG	abt 550 m3 = 300 MT (approx.)	15 (including cool down lines)

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12. CARGO BOIL OFF / WARM UP HEATER :

12.1.	State heating source:	Steam.

12.2.	Maker :	Cryostar
	Type :	BEU 108-UT- 38 /34 -4.6 & BEU 21-UT-38/34-3.2
	Number of units :	Two (2) sets (High Duty and Low Duty)
	Capacity :	High Duty Heater : 37,200 kg/hr
Low Duty Heater : 12,000 kg/hr

13. CARGO VAPORIZER

13.1 : LNG VAPORIZER :

Maker :	Cryostar
Type :	BEU 65-UT-38/34-5.6
Capacity :	22,000 kg/h
Number of units :	One (1) set

13.2 : LNG FORCING VAPORIZER

Maker :	Cryostar
Type :	BEU 34-UT-25/21-3.6
Capacity :	7,100 kg/h
Number of units :	One (1) set

14. REFRIGERATING APPARATUS

N/A

15. MEASURING APPARATUS

What gauges on board?

Primary system :	Radar beam system. Maker SAAB.
Secondary system :	Float type level gauge. Maker Whessoe.

16. SAMPLES

16.1. State how tank atmosphere samples can be taken and where from?

Through sample valves at tank Liquid / gas domes.

Level : Bottom – Mid – Top

Standard of fitting? Double ball valve ND15 mm.

16.2 Same question for cargo ? Double ball valves ND15 mm & ND8mm.

16.3. Are sample bottles available on board? No

17. CARGO LINES

17.1. Is ship fitted with a port and starboard cargo manifold?    YES

BOW
Liquid 1	16” 150 ANSI
Liquid 2	16” 150 ANSI
Vapour	16” 150 ANSI
Liquid 3	16” 150 ANSI
Liquid 4	16” 150 ANSI
STERN

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17.2. Position of cargo manifold : Centre L-L-V-L-L .

- distance from bow :	144.83 m
- distance from stern:	143.35 m
- height above deck / driptray :	4,938/1,394 m
- distance from ship’s rail :	3,150 m
- height from underside keel :	30.938 m
- distance between lines :	3.0 m

Height above waterline :
- when light ballast :	draught 9.18 m 21.758 m
- when loaded :	draught 12.35 m 18.588 m

Loading connection
height from centre of flange to first obstacle downward below each flange : 1.379 m

17.3. Liquid line :	- diameter :	400mm
	- flange - size :	16”
	- type :	150 ANSI RF type (Max Work Press 10 Bar – 145psi)

Vapour line :	- diameter :	400mm
	- flange – size :	16”
	- type :	150 ANSI RF type(Max Work Press 10 Bar - 145 psi)

17.4. What reducers on board?

For chicksan	10 × 16”- RF (ship side)–> 16”- FF ANSI (shore side)

For STS	4 × 16” –> 8” ANSI

For N2 receiving	N/A

17.5 Strainers for liquid manifolds

Type : portable conical dual flow type.

8 sets x 16” with mesh size of ASTM 60, four (4) sets directly fitted on liquid dome manifold and four (4) sets to be installed in Cargo gear locker.

17.6. Is ship fitted with stern discharge? NO

- liquid line - diameter :

- flange - size :

- type :

18. REGASSIFICATION SYSTEM                                             N/A

18.1 High pressure pumps

Type:
Maker:	Electric Co., Ltd.

Capacity: xxx m3/hr x xxxx m. T. H.

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18.2 High pressure vaporizer
Type:	design
Maker:	Inc.

Capacity:	normal flow rate	mmscfd
	Max flow rate	mmscfd

18.3 Send out:

- NG output: MMSCFD at nominal operation in Open Loop operation mode

- NG Output MMSCFD at nominal operation in Closed Loop operation mode.

- NG output: MMSCFD at peak operation with all units in operation and heating water greater than °C (65 °F)

- Minimum operation: MMSCFD utilizing large HP pump

- Minimum operation: MMSCFD utilizing small HP pump. (Outputs lower than MMSCFD are not considered as normal operations)

- NG outlet pressure at swivel: between bar g – bar g.

- NG outlet temperature limit at swivel: Minimum - °C

- NG outlet flow velocity limit at STL: Maximum m/s

- NG outlet temperature at vaporizer outlet: Minimum + °C (40°F)
18.4 Turret / HP Manifolds

Discharging of NG can be performed through an internal turret arrangement connected to an offshore buoy or to a high pressure manifold located at Portside or starboard side.
18.4.1 Location of HP manifolds

Size: ” ANSI

- distance from bow :				m
- distance from stern:				m
- height above deck:				m
- distance from ship’s rail :				m
- height from underside keel :				m

Height above waterline :
- when light ballast :		draught m	m
- when loaded :		draught m	m

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19. HOSES

Are serviceable hoses available on board? YES

19.1 For Ship to Ship transfer : 4 sets (2 sets for liquid line and 2 sets for vapour line) of Cryogenic flexible hoses size: 8” , length 4 m with ANSI 150# on both end.

19.2 Minimum temperature acceptable :	-163 °C
Maximum pressure acceptable :	10 bar

19.3 For what products are hoses suitable ?	LNG
20. DERRICKS / CRANES

- How many :	2 cranes
- Where situated?	Adjacent to manifolds on centre line of ship
- Lifting capacity:	10 MT SWL
- Maximum distance from ship’s side of lifting hook when derrick swung outboard? 13.0 m

21. SPECIAL FACILITIES.

21.1. How many grades can be segregated?	1
21.2. How many cooled simultaneously?	1

21.3. Can vessel sail with slack cargo tanks?

: YES FOR EMERGENCY SHIFTING / NO FOR NORMAL VOYAGE

Minimum permissible upper sloshing limit as per latest GTT guidelines and maximum permissible lower sloshing limit as per latest GTT guidelines however not to exceed 2 m of tank height.

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APPENDIX E – Crew Experience Matrix

BG Group – Experience Requirements for LNG Vessels on Time Charter

SEAGOING EXPERIENCE ON ANY TYPE OF VESSEL
	Combined sea time on any type of vessel	Individual minimum sea time experience on any type of tank vessel
Master	12 years	4 years
Chief Officer		2 years
Senior 2nd Officer		1 year
Chief Engineer	14 years	4 years
2nd Engineer		2 years
Gas 3rd Engineer		2 year

LNG STEAM VESSEL EXPERIENCE
	Combined sea time	Individual minimum sea time experience
Master	4 years	Minimum 30 days Observer time on LNG vessel if 4 years experience with another Dangerous Cargo Endorsement OR 2 years LNG experience
Chief Officer		At least 1 year
Gas Engineer		At least 1 year
Chief Engineer	4 years	Minimum 30 days Observer time on LNG vessel if 4 years diesel experience / 2 years steam experience
2nd Engineer		Minimum 30 days Observer time on LNG vessel if 2 years diesel experience / 1 year steam experience
3rd Engineer (x1)		1 year combined between 3rd Engineer and 4th Engineer (inclusive of cadet service)
4th Engineer (x1)

Notes: All experience periods are in years of sea time or time on board

PRIVILEGED AND CONFIDENTIAL

ADDENDUM TO THE TIME CHARTERPARTY

Between

PEGASUS SHIPHOLDING S.A.

As Owner

And

METHANE SERVICES LTD

As Charterer

For the charter of

CLEAN ENERGY

As the Vessel

Dated May 18, 2011

It is hereby mutually agreed that the below clause be amended into the above stated time charterparty (the “Charterparty”) as follows:

5.	Bunkers and LNG Heel at Delivery and Redelivery

(a)	Upon delivery, Charterers shall purchase all liquid fuels and on board at the Fuel Price and up to 5000m³ of LNG Heel at United States Dollars ***** per mmBtu . Original supplier invoices, or copy thereof, must be provided by Owner to Charterer.

(b)	Upon Redelivery, Owners shall purchase all liquid fuels on board at the Fuel Price. Original supplier invoices, or copy thereof, must be provided by Charterer to Owner. The Master shall provide an On-Hire and Off-Hire Certificate containing the ROB numbers for all liquid fuels upon both Delivery and Redelivery of the Vessel. Owner or Charterer may choose to use an independent surveyor to verify ROB quantities at their own cost. In any dispute, the surveyor numbers shall prevail.

(c)	The Vessel shall be delivered with her tanks under natural gas vapour and with up to 5000 m³ of LNG Heel.

(d)

The vessel shall be redelivered from the Firm Period in a gas free condition. The Vessel shall be redelivered from the first option period under natural gas vapours or with LNG heel. Owners shall have the option to retain up to 3500 m³of LNG Heel at last discharge of the First Option Period. Such option to be exercised prior to loading of last cargo and to be priced at the ex ship LNG Price in USD per mmBtu. In the case Owners do not wish to retain any LNG Heel, the Vessel shall be instructed to heel out. Any LNG Heel retained onboard after completion of discharge as a result of unpumpable quantities or the Terminal’s instructions to complete discharge shall be kept by Owners free of costs. In the event the last discharge port rules forbid Charterers to heel out, any LNG Heel remaining onboard the Vessel will be purchased by the Owner

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PRIVILEGED AND CONFIDENTIAL

at one half (1/2) the Fuel Oil Equivalency price or one half (1/2) the Charterers ex-ship LNG price, whichever is lower. Such LNG Heel shall not to exceed 1000 m³.

(e)	The Vessel shall be delivered to Charterers with about 2000 MT of bunkers onboard. Throughout the charter (and upon delivery and redelivery) the Vessel shall operate with at least a quantity of bunkers or Fuel Oil Equivalent, as defined in Clause 54, and a quantity of diesel oil and nitrogen (if nitrogen is applicable) on board sufficient to prosecute safely each voyage or reach the nearest safe bunker port. The above amount shall be in addition to a safety reserve of fuel oil, which would enable the Vessel to steam at the Service speed defined in this charter party for a total of five days.

(f)	Notwithstanding anything contained in this charter all bunkers and LNG Heel on board the Vessel shall, throughout the duration of this charter, remain the property of Charterers or their nominee and can only be purchased on the terms specified in the charter at the end of the charter period or, if earlier, at the termination of the charter.

(g)	The Master shall provide on On-Hire and Off-Hire Certificate containing the ROB numbers for LNG, HFO, gas oil and diesel upon both Delivery and Redelivery of the Vessel.

(h)	Owners or Charterers may choose to use an independent surveyor to verify ROB quantities and qualities at their own cost, however, in any dispute, the surveyor numbers shall prevail.

(i)	As soon as practically possible after receiving notice of Redelivery from Charterers, Owner shall notify Charterer with Owner’s required bunker quantity to be onboard at Redelivery which shall be agreed by Charterer, such agreement shall not be unreasonably withheld.

7.	Period, Delivery, Redelivery, Laydays and Cancelling

(a)	Owners agree to let and Charterers agree to hire the Vessel commencing from the time and date of delivery as provided in Clause 7(b) until time and date of redelivery as provided in Clause 7(d).

(b)	The Vessel shall be delivered to Charterers between 0001 hours, 4 February 2012 and 2359 hours, 8 February 2012. Owners shall provide Charterers with a 48 hours delivery window no later than 1400 hours London time on the 20th January 2012.

(c)	Owners shall deliver the Vessel to Charterers at one safe anchorage in Singapore. Owners shall provide 25, 15, 7, 5, 4, 3, 2, 1 days notice of delivery.

(d)	The Vessel shall be redelivered prior to the second scheduled special survey dry docking in 2017.

(e)	The charter period consist of (i) a five (5) year period plus or minus ten (10) days at Charterers option commencing post scheduled special survey dry docking in 2012

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and (ii) a period commencing upon delivery as provided in 7(b) until the Vessels special survey scheduled dry docking in 2012. Delivery and redelivery provisions pertaining to the Vessels dry docking shall be as per Claus 24(c).

(f)	Owners shall grant Charterers the sole right to extend this charter by an additional three (3) years plus or minus up to ninety (90) days at Charterers’ option. Such period shall be known as the “First Option Period”. If Charterers exercise the First Option Period, the Firm Period shall end upon arrival at first inbound pilot boarding station, Singapore. The First Option Period shall commence at dropping last outbound pilot boarding station Singapore, post second five year dry-dock cycle. Charterers shall declare such Option Period no later than twelve (12) months before the termination of this charter. On the declaration date Owners and Charterers shall discuss in good faith potential preferences for alternative dry-dock locations. The ‘plus / minus’ options must be declared no later then one hundred and eighty (180) days before the notional expiration of the term and will apply only to the last term in question.

(g)	Charterers shall redeliver the Vessel to Owners Dropping First inbound Pilot boarding station, Singapore. Charterers shall provide 30, 25, 15, 7, 5, 4, 3, 2, 1 days notice of redelivery. When Charterers do not exercise Option Period, gas freeing of cargo tanks shall occur during Charterers ballast voyage to dry-dock with costs of fuel for pre dry-dock gas freeing for Owners account.

(h)	Any time during which the Vessel is off-hire under this charter may be added to the charter period in Charterers’ option up to the total amount of time spent off-hire. In such cases the rate of hire will be that prevailing at the time the Vessel would, but for the provisions of this Clause, have been redelivered. Charterers shall exercise this option no later than ninety (90) days before the earliest date on which the charter would otherwise terminate. Any periods of off-hire occurring after the time and date on which Charterers have declared their option may be added to the charter period as long as Charterers have declared that they will be so added within five (5) days of the end of the relevant period of off-hire.

10.	Rate of Hire / Ballast Bonus Payment

Subject as herein provided, for the Firm Period Charterers shall pay for the use and hire of the Vessel to the Owners at the rate of United States Dollars ***** (USD $*****) per day, and pro rata for any part of a day, from the time and date of her delivery (local time) until 2359 hours (local time) 15-April-2012, and United States Dollars ***** (USD $*****) per day, and pro rata for any part of a day, from 0001 hours (local time) 16-April-2012 until the time and date of redelivery (local time) to Owners or until the commencement of the Option Period if such is exercised.

Charterers shall pay Owners a lump sum ballast bonus of United States Dollars *****(US$*****). Such ballast bonus shall be paid upon delivery with the first hire payment.

Notwithstanding anything stated herein, in the event Charterers exercise the Option Period, Charterers shall pay for the use and hire of the Vessel at the rate of United States Dollars ***** (USD $*****) per day and pro rata for any part of a day thereof for the First Option Period commencing at dropping last outbound pilot boarding station Singapore, post second five year dry-dock cycle until the date and time of redelivery (local time) to Owners.

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24.	Periodical Dry-docking

(a)	Owners shall dry-dock the Vessel at least twice in any five year period for the purposes of maintaining the Vessel’s underwater area and anti-fouling coating system and to effect overhaul, scheduled maintenance, other necessary repairs, and re-certification, so that the Vessel is fit in every way for service under this charter. Provided that Owners can demonstrate that a performing five year under water anti-fouling coating system has been applied to the hull and obtain classification society approval for intermediate dockings / maintenance periods to be carried out afloat then Charterers will accept the same. A letter from the underwater anti-fouling coating system manufacturer clearly stating that the coating system applied will last for 5 years under normal operational service shall be provided to the Charterer.

(b)	The Vessel shall be scheduled to dry dock for its first Special Survey around 01 June 2012 provided the same is mutually agreed between the Parties. Owners shall give Charterers at least 5 months’ notice of any intended non-emergency dry-docking, together with the reasons for such dry-docking. Such notice shall include the name and location of the yard.

(c)	In the event of dry-docking, the Vessel shall be off-hire from the time she is in a gas free condition and arriving/passing at Singapore. On completion of dry-docking, the Vessel will be on-hire again when she is in every way ready to resume Charterers’ service at one safe anchorage in Singapore in a gas free condition.

(d)	All dry-dock expenses and expenses of preparing the Vessel for dry-dock shall be for Owners’ account. Any natural gas vapour lost in gas freeing for the purpose of dry-docking shall be for Charterers’ account provided that during the last discharge prior to dry-docking Owners shall use their reasonable endeavours to pump out the maximum amount of cargo. If Charterers exercise the Option Period gas freeing of cargo tanks shall occur during Charterers ballast voyage to dry-dock with costs of fuel for pre dry-dock gas freeing for Owners account.

(e)	The Vessel will be on-hire for the gas-up and cool down operation at the first load port after the scheduled five year cycle dry-dock or in-water-dock. All gas/LNG used for the gas up and cool down shall be at Charterers account.

(f)	Provided that Charterers have been previously notified and agreed to the period in advance, Charterers agree to provide the Owner with a preventative maintenance window or windows that shall not exceed 48 hours during each six month period when the Vessel remains continuously on-hire.

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Agreed this day December 23, 2011

PEGASUS SHIPHOLDING S.A.

/s/ Tony Lauritzen

Name:	Tony Lauritzen

Title:	Attorney in Fact

METHANE SERVICES LTD

Name:	/s/ B. A. Bhat

Title:	Director

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ADDENDUM NO. 2 TO THE TIME CHARTERPARTY

Between

PEGASUS SHIPHOLDING S.A.

As Owner

And

METHANE SERVICES LTD

As Charterer

For the charter of

CLEAN ENERGY

As the Vessel

Dated May 18, 2011

It is hereby mutually agreed that the below clause be amended into the above stated time charterparty (the “Charterparty”) as follows:

19.	Payment of Hire

Replace *****

With

*****

*****

Agreed this day 14 March, 2012.

PEGASUS SHIPHOLDING S.A.

Name: /s/ Efstratios Athanasakos

Title: Attorney-in-Fact

METHANE SERVICES LTD

Name: /s/ B.A. Bhat

Title: Director

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FORM OF

ADDENDUM No 3 TO THE TIME CHARTERPARTY

Between

PEGASUS SHIPHOLDING S.A.

As Owners

And

Methane Services Limited

As Charterers

For the charter of

CLEAN ENERGY

As the Vessel

Dated 18th May, 2011

The Parties have agreed to insert the following sub-clause 4 f) under Clause 4:

“4 f) Notwithstanding any other provision of this charter, the Vessel shall not trade in areas that are in breach of sanctions imposed by any of the following: United Nations Security Council, United States of America or European Union”

Agreed this day October    , 2013

PEGASUS SHIPHOLDING S.A.

Name:

Title:

METHANE SERVICES LIMITED

Name:

Title: